PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 7, 1996)

                              U.S. $2,600,000,000

                            THE WALT DISNEY COMPANY

           U.S. $1,300,000,000 6 3/8% SENIOR NOTES DUE MARCH 30, 2001
           U.S. $1,300,000,000 6 3/4% SENIOR NOTES DUE MARCH 30, 2006
                                 -------------

    The $1,300,000,000 6 3/8% Senior Notes due March 30, 2001 (the "Five-Year Notes") and the $1,300,000,000 6 3/4% Senior Notes due March 30, 2006 (the "Ten-Year Notes" and, together with the Five-Year Notes, the "Notes") are being offered by The Walt Disney Company ("Disney" or the "Company"). Interest on the Notes is payable semiannually in arrears on March 30 and September 30 of each year, beginning September 30, 1996. The Notes may not be redeemed by Disney prior to maturity (except as described herein under certain circumstances relating to the obligation to pay Additional Amounts) and are not entitled to any mandatory redemption or sinking fund payments. See "Description of the Notes" herein and "Description of the Debt Securities" in the accompanying Prospectus.

    The Five-Year Notes and Ten-Year Notes will each be issued in book-entry form and represented by one or more global notes (a "Global Note") in fully registered form, without coupons, which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC") in New York, New York, as Depositary for the accounts of its participants (including Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, SOCIETE ANONYME ("Cedel")). Beneficial interests in the Global Notes will be represented, and transfers thereof will be effected, only through book-entry accounts maintained by DTC and its direct or indirect participants, including Euroclear and Cedel. Initial settlement for the Notes will be made in immediately available funds and secondary market trading activity in beneficial interests therein will therefore settle in such funds. Except in limited circumstances, definitive Notes will not be issued in exchange for beneficial interests in the Global Notes. See "Description of the Notes."

    The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

    Application has  been  made  to  list the  Notes  on  the  Luxembourg  Stock
Exchange.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR THE PROSPECTUS  TO
    WHICH  IT     RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                       PRICE TO                UNDERWRITING              PROCEEDS TO
                                                      PUBLIC(1)                DISCOUNT(2)               DISNEY(1)(3)
Per Five-Year Note...........................            100%                      .35%                     99.65%
Total........................................       $1,300,000,000              $4,550,000              $1,295,450,000
Per Ten-Year Note............................          99.855%                     .5%                     99.355%
Total........................................       $1,298,115,000              $6,500,000              $1,291,615,000

(1) Plus accrued interest, if any, from March 27, 1996.

(2) Disney has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by Disney estimated at $750,000.
                                ----------------

    The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued by Disney and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York, on or about March 27, 1996.
                                ----------------

MERRILL LYNCH & CO.                              CS FIRST BOSTON

BEAR, STEARNS & CO. INC.               DEUTSCHE MORGAN GRENFELL                   GOLDMAN, SACHS & CO.

        LEHMAN BROTHERS                      J.P. MORGAN SECURITIES LTD.             MORGANSTANLEY & CO.
                                                                                                    INTERNATIONAL

        LEHMAN BROTHERS                     SBC WARBURG

                                      A DIVISION OF SWISS BANK

                                  BANKERS TRUST INTERNATIONAL PLC                                         BA SECURITIES,
ABN AMRO HOARE GOVETT                                                BARCLAYS DE ZOETE WEDD LIMITED                 INC.

CITICORP SECURITIES,     DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION   NIKKO EUROPE PLC
INC.

NOMURA SECURITIES    PAINEWEBBER INCORPORATED   PARIBAS CAPITAL MARKETS

SALOMON BROTHERS INC   SMITH BARNEY INC.     UBS SECURITIES LLC

    The activities of the Underwriters in connection with this offering are led jointly by Merrill Lynch, Pierce, Fenner & Smith Incorporated and CS First Boston Corporation.
                                ----------------

           The date of this Prospectus Supplement is March 22, 1996.

    IN CONNECTION WITH THIS OFFERING, THE REPRESENTATIVES (IN THE UNITED KINGDOM, MERRILL LYNCH INTERNATIONAL LIMITED) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE LUXEMBOURG STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THE SECURITIES DESCRIBED HEREIN AND IN THE PROSPECTUS.

    The distribution of this Prospectus Supplement and the accompanying Prospectus or any part hereof or thereof and the offer, sale and delivery of any of the Notes may be restricted by law in certain jurisdictions. Persons into whose possession this Prospectus Supplement and the accompanying Prospectus comes are required by Disney and the Underwriters to inform themselves about and to observe any such restrictions. See "Underwriting."

    The Company, having made all reasonable inquiries, confirms that this Prospectus Supplement and the accompanying Prospectus, as of the date hereof, contains or incorporates by reference all information with regard to the Company and the Notes that is material in the context of the issue of the Notes and such information is as of the date hereof accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein, in the light of the circumstances under which they are made, not misleading. Disney accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus.

    There are no pending actions, suits or proceedings against or affecting the Company except as described in this Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference therein which, if determined adversely to the Company, would individually or in the aggregate have a material adverse affect on the financial condition, earnings or operations of the Company or be material in the context of the issue of the Notes, and to the best knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated.

    Neither the delivery of this Prospectus Supplement and the accompanying Prospectus, nor the offering, sale or delivery of any Note, shall in any circumstance create any implication that there has been no adverse change, or any event reasonably likely to involve any adverse change, in the condition (financial or otherwise) of the Company or any of its subsidiaries since the date hereof.

    This Prospectus Supplement and the accompanying Prospectus are being furnished solely in connection with the consideration of a purchase of the Notes.

    A Registration Statement with respect to Disney and the Notes has been filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. Additional information concerning Disney and the Notes is to be found in such Registration Statement and any post-effective amendment thereto, including the various exhibits thereto and the documents incorporated therein by reference, which may be inspected at the office of the Commission. Certain terms used but not defined in this Prospectus Supplement are defined in the accompanying Prospectus.

                            SUMMARY OF THE OFFERING

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

Notes..............................  U.S. $1,300,000,000 6 3/8% Senior Notes due March  30,
                                     2001 (the "Five-Year Notes").

                                     U.S.  $1,300,000,000 6 3/4% Senior Notes due March 30,
                                     2006 (the  "Ten-Year  Notes" and,  together  with  the
                                     Five-Year Notes, the "Notes").

Issue Price........................  100%, Five-Year Notes; 99.855%, Ten-Year Notes.

Interest...........................  Interest on the Notes will be payable semi-annually on
                                     March  30 and  September 30  of each  year, commencing
                                     September 30, 1996.

Redemption.........................  The Notes are not redeemable prior to maturity, except as described herein under the heading "Description  of
                                     the Notes -- Redemption for Tax Purposes."

Markets............................  The  Notes  are  offered globally  for  sale  in those jurisdictions in  the United  States, Canada,  Europe,
                                     Asia  and elsewhere  where it  is lawful  to make such
                                     offers. See "Underwriting."

Use of Proceeds....................  The net proceeds from  the sale of  the Notes will  be
                                     used   for  general   corporate  purposes,  including,
                                     without limitation,  to refinance  in part  commercial
                                     paper   issued  to  finance  a  portion  of  the  cash
                                     consideration paid in connection with the  acquisition
                                     of  Capital Cities/ABC, Inc. See "Use of Proceeds" and
                                     "The Company."

Ranking of Notes...................  Each of the Five-Year Notes and Ten-Year Notes will be issued as a separate series of senior debt  securities
                                     under an Indenture, dated as of March 7, 1996, between
                                     Disney   and   Citibank,   N.A.,   as   trustee   (the
                                     "Indenture").  The   Notes  will   constitute   senior
                                     unsecured  debt  obligations of  Disney and  will rank
                                     PARI   PASSU   with   all   other   senior   unsecured
                                     indebtedness  of Disney from time to time outstanding.
                                     See "Description of the Notes -- General."

Form, Denominations and
 Registration......................  The Notes will be  issued in the form  of one or  more fully  registered, global securities  (each, a "Global
                                     Note") registered in the  name of Cede  & Co., as  the
                                     nominee  of  The  Depository  Trust  Company  ("DTC").
                                     Except as  described  in this  Prospectus  Supplement,
                                     beneficial  interests  in  the  Global  Notes  will be
                                     represented through accounts of financial institutions
                                     acting on behalf  of beneficial owners  as direct  and
                                     indirect   participants   in   DTC.   Such  beneficial
                                     interests will be in denominations of U.S. $1,000  and
                                     integral  multiples  thereof. Investors  may  elect to
                                     hold interests in the Global Notes through DTC in  the
                                     United States or through Morgan Guaranty Trust Company
                                     of  New  York,  Brussels Office,  as  operator  of the
                                     Euroclear System ("Euroclear") or Cedel Bank,  SOCIETE
                                     ANONYME  ("Cedel") in Europe, if they are participants
                                     in such systems, or indirectly

                                     through organizations  that are  participants in  such
                                     systems.  Euroclear and  Cedel will  hold interests on
                                     behalf of their participants through their  respective
                                     depositaries,  Chemical Bank and Citibank, N.A., which
                                     in turn  will  hold  such  interests  in  accounts  as
                                     participants  in  DTC.  Except  as  described  in this
                                     Prospectus Supplement, owners of beneficial  interests
                                     in  a Global Note  will not be  entitled to have Notes
                                     registered in  their names,  will  not receive  or  be
                                     entitled  to receive physical delivery of the Notes in
                                     definitive form  and will  not be  considered  holders
                                     thereof   under  the  Notes   or  the  Indenture.  See
                                     "Description of the  Notes --  Form, Registration  and
                                     Title; Book-Entry System."

Global Clearance and Settlement....  Initial  settlement  for  the Notes  will  be  made in
                                     same-day  funds.  Any  secondary  market  trading   of
                                     beneficial  interests in  the Global  Notes will occur
                                     through participants in DTC,  Euroclear and Cedel  and
                                     will settle in same-day funds. See "Description of the
                                     Notes -- Global Clearance and Settlement."

Tax Status.........................  All  payments  in respect  of the  Notes will  be made without deduction for or on account of any withholding
                                     taxes imposed by  the United States  or its  political
                                     subdivisions,   subject  to  certain  exceptions.  See
                                     "Description of  the Notes  -- Payment  of  Additional
                                     Amounts."

Listing............................  Application  has been  made to  list the  Notes on the
                                     Luxembourg Stock Exchange.

Governing Law......................  New York.

                                  THE COMPANY

    The issuer was formed in the State of Delaware under the name "DC Holdco, Inc." in July 1995 as a wholly owned subsidiary of what was previously named "The Walt Disney Company" ("Old Disney"), in connection with the acquisition (the "Acquisition") of Capital Cities/ABC, Inc. ("Capital Cities") by Old Disney. As a result of the Acquisition, which became effective on February 9, 1996, Old Disney and Capital Cities became wholly owned subsidiaries of the issuer and the issuer was renamed "The Walt Disney Company." Accordingly, the business of The Walt Disney Company is conducted through its wholly owned subsidiaries and is comprised of the businesses previously conducted by Old Disney, Capital Cities and their respective subsidiaries. As used in this section, the "Company" includes The Walt Disney Company and its subsidiaries, including Old Disney and Capital Cities. See "The Acquisition" in the accompanying Prospectus.

    The Company is a diversified international entertainment company with operations in the following lines of business: Filmed Entertainment; Theme Parks and Resorts; Consumer Products; and Broadcasting and Publishing. Although these lines of business have been reported historically as business segments of Old Disney and Capital Cities, financial information is not necessarily presented by the Company for such lines of business. Since the Acquisition, the Company has been analyzing, but has not yet determined, the appropriate businesss segments in which the combined company operates for which financial information will be presented.

    FILMED ENTERTAINMENT

    The Company produces and acquires live-action and animated motion pictures for distribution to the theatrical, television and home video markets. Walt Disney Pictures and Television, a wholly-owned subsidiary of the Company, produces and acquires live-action motion pictures that are distributed under the banners Walt Disney Pictures, Touchstone Pictures, Hollywood Pictures and Caravan Pictures. The Company's Miramax Film Corp. subsidiary distributes films under its own banner. The Company also produces animated motion pictures under the banner Walt Disney Pictures. Recent releases under the Company's banners include MR. HOLLAND'S OPUS, UP CLOSE AND PERSONAL, IL POSTINO and TOY STORY.

    The Company generally seeks to distribute approximately 20 to 30 feature films each year under its various banners, including several live-action family feature films, one to two full-length animated films under the Walt Disney Pictures banner, and between 15 and 25 teenage and adult films under the other motion picture banners. In addition, the Company periodically reissues previously released animated films. As of September 30, 1995, the Company had released 311 full-length live-action features (primarily color), 33 full-length animated color features and approximately 536 cartoon shorts. The Company distributes and markets its filmed products through its own distribution and marketing companies in the United States and certain foreign markets.

    The Company directly distributes home video releases from each of its banners in the domestic market. In the international market, the Company distributes both directly and through foreign distribution companies. In addition, the Company acquires and produces original programming for direct-to-video release. As of September 30, 1995, approximately 657 titles, including 203 feature films and 193 cartoon shorts and animated features, were available to the domestic marketplace. As of such date, approximately 589 titles, including 293 feature films and 296 cartoon shorts and animated features, were available to the international home entertainment market.

    The Company also produces original television programming for the network and first-run syndication markets. The Company's network television operation develops, produces and distributes television programming to network and other broadcasters. In addition, the Company seeks to syndicate in the domestic market those television programming series that produce enough programs to permit syndicated "strip" broadcasting on a five-days-per-week basis. Current original television programming produced by the Company includes HOME IMPROVEMENT and ELLEN. The Company licenses television series developed for United States networks in a number of foreign markets, including Germany, Italy, the United Kingdom, France, Spain and Canada. In addition, the Company provides programming for and operates The Disney

Channel, a pay television programming service, and KCAL-TV, a Los Angeles, California very high frequency (VHF) television station. In connection with the Acquisition, the Company has announced its intention to divest its interest in KCAL-TV.

    The success of all of the Company's theatrical motion pictures and television programming is heavily dependent upon public taste, which is unpredictable and subject to change without warning. In addition, filmed entertainment operating results fluctuate due to the timing of theatrical and home video releases. Release dates are determined by several factors, including timing of vacation and holiday periods and competition in the market.

    THEME PARKS AND RESORTS

    The Theme Parks and Resorts business includes the operation of the Walt Disney World-Registered Trademark- destination resort in Florida and the Disneyland Park-Registered Trademark- in California. The Walt Disney World destination resort is located on approximately 29,900 acres of land owned by the Company 15 miles southwest of Orlando, Florida. The resort includes three theme parks (the Magic Kingdom, Epcot and the Disney-MGM Studios Theme Park), hotels and villas, and an entertainment complex, a shopping village, conference centers, campgrounds, golf courses, water parks and other recreational facilities designed  to  attract visitors  for  an extended  stay.  The  Company markets the entire Walt Disney World destination resort through a variety of national, international and local advertising and promotional activities. A number of attractions in each of the theme parks are sponsored by corporate participants though long-term participation agreements. Currently under development are Disney Cruise Lines, a cruise vacation line expected to include two ships, and Disney's Animal Kingdom, a themed animal adventure park incorporating live animals in natural habitats at Walt Disney World.

    Disneyland, which opened in 1955, is located on 330 acres owned by the Company in Anaheim, California and consists of eight principal areas: Toontown, Fantasyland, Adventureland, Frontierland, Tomorrowland, New Orleans Square, Main Street and Critter Country. These areas feature themed rides and attractions, restaurants, refreshment stands and merchandise shops. A number of the Disneyland attractions are sponsored by corporate participants. The Company markets Disneyland through national and local advertising and promotional activities. The Company also owns and operates two hotels near Disneyland.

    In addition, the Company earns royalties on revenues generated by the Tokyo Disneyland theme park. All of the theme parks and most of the associated resort facilities are operated on a year-round basis. Historically, the theme parks and resorts business experiences fluctuations in park attendance and resort occupancy resulting from the nature of vacation travel. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring holiday periods.

    CONSUMER PRODUCTS

    The Company licenses the name "Walt Disney," as well as the Company's characters, visual and literary properties and songs and music, to various consumer manufacturers, retailers, show promoters and publishers throughout the world. The Company's domestic and foreign licensing activities generate royalties which are usually based on a fixed percentage of the wholesale or retail selling price of the licensee's products. The Company licenses characters based upon traditional and newly created film properties. Character merchandise categories which have been licensed include apparel, watches, toys, gifts, housewares, stationery, sporting goods and domestic items such as sheets and towels. Publication categories which have been licensed include continuity-series books, book sets, art and picture books, magazines and newspaper comic strips.

    The Company also engages in direct retail distribution through the Disney Stores and consumer catalogs. The Disney Stores are generally located in leading shopping malls and similar retail complexes. The stores carry a wide variety of Disney merchandise and promote other businesses of the Company. During fiscal 1995, the Company opened 64 new Disney Stores in the United States and Canada, 26 in Europe and 15 in the Asia-Pacific area, bringing the total number to 429 at September 30, 1995. The Company expects to open additional stores in the future in selected markets throughout the country, as well as in Asia-Pacific, European and Latin countries.

    In addition, the Company is a publisher of books, magazines and comics in the United States and Europe and produces audio and computer software for all markets, as well as film and video products for the educational marketplace. Operating results for the consumer products business are influenced by seasonal consumer purchasing behavior and by the timing of animated theatrical releases.

    OTHER OPERATIONS

    Disney Interactive, organized during 1995, is a fully integrated software venture focused on product development and marketing of entertainment and educational computer software and video game titles for home and school. Disney Sports Enterprises provides management and development services for the Company's National Hockey League franchise, the Mighty Ducks of Anaheim.

    DISNEYLAND PARIS

    Disneyland Paris is located on a 4,800-acre site at Marne-la-Vallee approximately 20 miles east of Paris, France. The project has been developed pursuant to a 1987 master agreement with French governmental authorities by Euro Disney S.C.A., a publicly held French company in which the Company holds a 39% equity interest and which is managed by a subsidiary of the Company. In addition, the Company has licensed various intellectual property rights to Euro Disney for use in connection with the project.

    BROADCASTING

    The Company, through its subsidiaries, including Capital Cities, operates the ABC Television Network, ten television stations, the ABC Radio Networks and 21 radio stations, and provides programming for cable television. Capital Cities, through joint ventures, is engaged in domestic and international broadcast/cable services, including ESPN, and television production and distribution.

    Capital Cities' assets include the ABC Television Network, which as of December 31, 1995 had approximately 220 primary affiliated stations reaching 99.9% of all U.S. television households. A number of secondary affiliated stations add to the primary coverage. In addition, Capital Cities owns nine VHF television stations, one ultra high frequency (UHF) television station, eleven standard (AM) radio stations and ten frequency modulation (FM) radio stations. All the television stations are affiliated with the ABC Television Network and all the radio stations are affiliated with the ABC Radio Networks. The ABC Radio Networks served a total of approximately 3,400 affiliates as of December 31, 1995 through eight different program services, each with its own group of affiliated stations. The ABC Radio Networks also produce and distribute a number of radio program series for radio stations nationwide.

    Capital Cities' Cable and International Broadcast operations are principally involved in the production and distribution of cable television programming, in the licensing of programming to domestic and international markets and in joint ventures in foreign-based television operations and television production and distribution entities. Its primary services are ESPN Inc., an 80%-owned subsidiary which operates ESPN; A&E Television Network, a 37 1/2%-owned cable programming service; Lifetime Television, a 50%-owned cable programming service; Tele-Munchen Fernseh GmbH & Co., a 50%-owned Germany-based television and theatrical production/distribution company; RTL 2 Fernsehen GmbH & Co., a 23%-owned Germany-based general entertainment commercial broadcasting company; Scandinavian Broadcasting System SA, a 23%-owned Luxembourg-based company; and Hamster Productions, S.A., 33%-owned, and Tesauro, S.A., 25%-owned, television and theatrical production/distribution companies based in France and Spain, respectively.

    Capital Cities' Multimedia Group is exploring ways to expand Capital Cities' participation as a content provider with respect to the emerging technologies. The division's major initiatives involve the development, publication and distribution of content for narrow-band on-line services, the interactive software market, interactive television platforms, and a number of out-of-home video ventures. The division includes the Capital Cities/ABC Video Publishing unit, which acquires rights to and produces programming for the home video market.

    PUBLISHING

    Capital Cities' publishing operations (i) publish seven daily newspapers (five of which have Sunday editions); weekly community newspapers in four states; shopping guides and real estate magazines in eleven states; specialized publications that involve news and ideas for various industries; and consumer, special interest, trade and agricultural publications; and (ii) engage in research and database services.

    In connection with the Acquisition, the Company is required to divest its interest in certain newspapers or radio stations in each of Detroit and Dallas/Fort Worth.

                                USE OF PROCEEDS

    Disney intends to use the net proceeds from the sale of the Notes (estimated to be approximately $2.586 billion) for general corporate purposes, including, without limitation, to refinance in part commercial paper issued to finance a portion of the cash consideration paid in connection with the Acquisition. Commercial paper outstanding as of March 18, 1996 was approximately $8.8 billion and had a weighted average interest rate of 5.38% per annum. See "The Acquisition" in the accompanying Prospectus.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Old Disney and Capital Cities as of December 31, 1995 and the pro forma capitalization of Disney after giving effect to the Acquisition (as if it had occurred at such date) and the offering of the Notes and the application of the proceeds thereof to repay a portion of the approximately $8.8 billion of commercial paper issued to finance the cash portion of the consideration paid in connection with the Acquisition. Since December 31, 1995, there has not been any material adverse change in the information set forth below, except as described elsewhere in this Prospectus Supplement or the accompanying Prospectus or in any of the documents incorporated by reference herein. This table should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in this Prospectus Supplement and Old Disney's historical audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are incorporated by reference in the accompanying Prospectus.

                                                                    AS OF DECEMBER 31, 1995
                                                            ---------------------------------------
                                                                    HISTORICAL
                                                            --------------------------
                                                                            CAPITAL
                                                            OLD DISNEY      CITIES       PRO FORMA
                                                            -----------  -------------  -----------
                                                                         (IN MILLIONS)
Borrowings:
  New Borrowings:
    Commercial Paper......................................   $  --         $  --        $   6,200
    Five-Year Notes.......................................      --            --            1,300
    Ten-Year Notes........................................      --            --            1,300
                                                            -----------       ------    -----------
      Total New Borrowings................................      --            --            8,800(1)
  Existing Borrowings.....................................       2,775           522        3,297
                                                            -----------       ------    -----------
  Total Borrowings........................................       2,775           522       12,097
Total Stockholders' Equity................................       7,124         4,938       15,936(1)
                                                            -----------       ------    -----------
Total Capitalization......................................   $   9,899     $   5,460    $  28,033
                                                            -----------       ------    -----------
                                                            -----------       ------    -----------

------------------------
(1) The total consideration paid in connection with the Acquisition consists  of
    154.6 million shares of Disney Common Stock (representing $8.8 billion valued at the approximate market price of Old Disney's common stock ($57 per share) when the Acquisition was announced) and $10.5 billion in cash, including $446 million in settlement of certain Capital Cities benefit plans. Pro forma total new borrowings represents the excess of the cash portion of the total consideration paid in connection with the Acquisition over the amounts actually realized by the Company upon the liquidation of certain cash balances and short-term investments. Such amount varies from the approximately $8.1 billion assumed for purposes of the Unaudited Pro Forma Combined Condensed Financial Statements primarily as a result of the difference between the actual and assumed amounts realized upon liquidation of such balances and investments. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    OLD DISNEY'S HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth summary historical consolidated financial information of Old Disney and has been derived from and should be read in conjunction with Old Disney's audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which (other than for the years ended September 30, 1992 and 1991) are incorporated by reference in the accompanying Prospectus. Unaudited interim data reflect, in the opinion of Disney's management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of results for such interim periods. Results of operations for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period.

                                             THREE MONTHS ENDED
                                                  OR AS OF
                                                DECEMBER 31,                YEAR ENDED OR AS OF SEPTEMBER 30,
                                            --------------------  -----------------------------------------------------
                                              1995       1994       1995       1994       1993       1992       1991
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues..................................  $   3,818  $   3,302  $  12,112  $  10,055  $   8,529  $   7,504  $   6,112
Operating Income..........................        853        791      2,446      1,966      1,725      1,435      1,095
Net Income (a)............................        496        482      1,380      1,110        671        817        637

BALANCE SHEET DATA:
Total Assets..............................  $  15,276  $  13,805  $  14,606  $  12,826  $  11,751  $  10,862  $   9,429
Borrowings................................      2,775      3,665      2,984      2,937      2,386      2,222      2,214
Stockholders' Equity......................      7,124      5,614      6,651      5,508      5,031      4,705      3,871

OTHER DATA:
EBITDA (b)................................  $     930  $     859  $   2,710  $   2,159  $   1,800  $   1,731  $   1,291
Cash Flow from Operations.................        969        772      3,510      2,807      2,145      1,838      1,497

------------------------
(a) 1993 includes a $350 million charge relating to Old Disney's investment in Euro Disney and excludes the cumulative effect of accounting changes of $371 million.

(b) EBITDA represents income before interest, income taxes, depreciation (including certain amounts allocated to corporate overhead that are included in general and administrative expenses) and amortization and, in the case of EBITDA for 1993, excludes a $350 million charge relating to Old Disney's investment in Euro Disney. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. The Company has included EBITDA as it understands that EBITDA is used by certain investors as one measure of a company's ability to service its debt.

    CAPITAL CITIES' HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth summary historical consolidated financial information of Capital Cities for the year ended December 31, 1995, which has been derived from Capital Cities' unaudited consolidated financial statements, and summary historical consolidated financial information for each year in the four-year period ended December 31, 1994, which has been derived from and should be read in conjunction with Capital Cities' audited consolidated financial statements, including the notes thereto, which (other than for the year ended December 31, 1991) are incorporated by reference in the accompanying Prospectus. Unaudited year-end data reflect, in the opinion of Capital Cities' management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of results for such period.

                                                                             YEAR ENDED OR AS OF DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1995       1994       1993       1992       1991
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                       (IN MILLIONS)
INCOME STATEMENT DATA:
Net Revenues.....................................................  $   6,879  $   6,379  $   5,674  $   5,344  $   5,382
Operating Income.................................................      1,231      1,239        862        722        761
Income Before Extraordinary Charges and
 Cumulative Effect of Accounting Changes.........................        729        680        467        389        375

BALANCE SHEET DATA:
Total Assets.....................................................  $   7,616  $   6,768  $   5,793  $   6,522  $   6,696
Borrowings.......................................................        522        615        622      1,116      1,602
Stockholders' Equity.............................................      4,938      4,289      3,572      3,806      3,655

OTHER DATA:
EBITDA (a).......................................................  $   1,480  $   1,408  $   1,007  $     896  $     901
Cash Flow from Operations........................................      1,060        976        660        424        588

------------------------
(a) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. The Company has included EBITDA as it understands that EBITDA is used by certain investors as one measure of a company's ability to service its debt.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements are based upon the consolidated financial statements of Old Disney and Capital Cities, combined and adjusted to give effect to the Acquisition. As a result of the Capital Cities Merger, all of the outstanding Capital Cities Common Stock was converted into the right to receive 154.6 million shares of Disney Common Stock and $10.1 billion in cash. See "The Acquisition" in the accompanying Prospectus.

    The following unaudited pro forma combined condensed statements of income for the three months ended December 31, 1995 and the year ended September 30, 1995 give effect to the Acquisition as if it had occurred at the beginning of each period presented. The unaudited pro forma combined condensed statement of income for the three months ended December 31, 1995 was prepared based upon the unaudited consolidated statements of income of Old Disney and Capital Cities for the three months ended December 31, 1995. The unaudited pro forma combined condensed statement of income for the year ended September 30, 1995 was prepared based upon the audited consolidated statement of income of Old Disney for the year ended September 30, 1995 and the unaudited consolidated statements of income of Capital Cities for the nine months ended October 1, 1995 and the three months ended December 31, 1994.

    The following unaudited pro forma combined condensed balance sheet as of December 31, 1995 gives effect to the Acquisition as if it had occurred on such date and was prepared based upon the unaudited consolidated balance sheets of Old Disney and Capital Cities as of December 31, 1995.

    These unaudited pro forma combined condensed financial statements and the notes thereto should be read in conjunction with the Old Disney and Capital Cities audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are incorporated by reference in the accompanying Prospectus.

    The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the Acquisition occurred at the beginning of the periods presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

    The unaudited pro forma adjustments are based upon information set forth or incorporated by reference in the accompanying Prospectus, and certain assumptions included in the notes to the unaudited pro forma combined condensed financial statements. Disney believes the pro forma assumptions are reasonable under the circumstances. In addition, as of the date hereof, Disney believes that the unaudited pro forma combined condensed financial statements reflect the impact on the operations and liquidity of Disney of all material events or changes expected to result from the Acquisition.

    The Acquisition will be accounted for by the purchase method of accounting. Accordingly, Disney's cost to acquire Capital Cities (the "Purchase Consideration") of $18.9 billion at December 31, 1995 will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess Purchase Consideration being allocated to goodwill. The Disney Common Stock that is included in the Purchase Consideration is valued at the approximate market price of Old Disney's common stock ($57 per share) when the transaction was announced. The final allocation of the Purchase Consideration is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying unaudited pro forma combined condensed financial statements. Accordingly, the purchase allocation adjustments made in connection with the development of the unaudited pro forma combined condensed financial statements are preliminary and have been made solely for the purpose of developing such unaudited pro forma combined condensed financial statements.

    The $16.1 billion pro forma excess of the Purchase Consideration over tangible net assets acquired as of December 31, 1995 is being amortized over 40 years at a rate of $402 million per year, in accordance with generally accepted accounting principles, which require that acquired intangible assets be amortized over periods not to exceed 40 years. Disney believes that the intangible assets acquired, representing principally the franchises and trademarks of Capital Cities, represent scarce assets with indefinite lives, which have historically appreciated in value over time. In addition, the Acquisition will permit the continued expansion of current lines of business, as well as the development of new businesses, via the cross promotion of the well known franchises, trademarks and products of Old Disney and Capital Cities. Disney believes it will benefit from the Acquisition for an indeterminable period of time of at least 40 years and, therefore, a 40-year amortization period is appropriate. After consummation of the Acquisition, Disney will complete the valuations and other studies of the significant assets, liabilities and business operations of Capital Cities. Using this information, Disney will make a final allocation of the Purchase Consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill. Disney believes that any significant allocation of excess Purchase Consideration to intangible assets other than goodwill will be amortized over periods approximating 40 years.

    Disney will perform periodic reviews of the goodwill and other intangible assets arising from the Acquisition, to ensure that they are carried at recoverable amounts in light of current business conditions.

    The future results of operations of Disney will reflect increased amortization of intangible assets, increased interest expense and a higher effective income tax rate, since a significant portion of the consideration to be received by Capital Cities shareholders as a result of the consummation of the Capital Cities Merger will be non-deductible for tax purposes. The future financial position of Disney will reflect increased intangible assets as described above, increased borrowings and increased stockholders' equity resulting from the issuance of Disney Common Stock to shareholders of Capital Cities. See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements."

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                                                        THREE MONTHS ENDED DECEMBER 31, 1995
                                                              --------------------------------------------------------
                                                                      HISTORICAL
                                                              --------------------------           PRO FORMA
                                                                              CAPITAL     ----------------------------
                                                              OLD DISNEY      CITIES       ADJUSTMENTS      COMBINED
                                                              -----------  -------------  --------------  ------------
                                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................   $   3,818     $   2,057                    $   5,875

Costs and Expenses..........................................       2,850         1,644     $     (57)(a)      4,437
Depreciation................................................         115            30                          145
Amortization of Intangible Assets...........................                        17            84(b)         101
                                                              -----------       ------         -----         ------
Operating Income............................................         853           366           (27)         1,192

General and Administrative Expenses.........................          54                                         54
Interest Expense (Income), Net..............................          13            (5)          170(c)         178
Other Expense (Income), Net.................................          22           (65)                         (43)
                                                              -----------       ------         -----         ------
Income Before Income Taxes..................................         764           436          (197)         1,003
Income Taxes................................................         268           201           (44)(d)        425
                                                              -----------       ------         -----         ------
Net Income..................................................   $     496     $     235     $    (153)     $     578
                                                              -----------       ------         -----         ------
                                                              -----------       ------         -----         ------
Earnings Per Share..........................................   $    0.93     $    1.53                    $    0.84(e)
                                                              -----------       ------                       ------
                                                              -----------       ------                       ------
Average Number of Common and Common
 Equivalent Shares Outstanding..............................         534           154                          689(e)
                                                              -----------       ------                       ------
                                                              -----------       ------                       ------

                                                                         YEAR ENDED SEPTEMBER 30, 1995
                                                            -------------------------------------------------------
                                                                    HISTORICAL
                                                            --------------------------           PRO FORMA
                                                                            CAPITAL     ---------------------------
                                                            OLD DISNEY      CITIES       ADJUSTMENTS     COMBINED
                                                            -----------  -------------  -------------  ------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues..................................................   $  12,112     $   6,796                   $  18,908

Costs and Expenses........................................       9,233         5,273     $     (34)(a)    14,472
Depreciation..............................................         433           111                         544
Amortization of Intangible Assets.........................                        64           344(b)        408
                                                            -----------       ------        ------     ------------
Operating Income..........................................       2,446         1,348          (310)        3,484

General and Administrative Expenses.......................         184            44                         228
Interest Expense (Income), Net............................         110            (4)          682(c)        788
Other Expense, Net........................................          35             2                          37
                                                            -----------       ------        ------     ------------
Income Before Income Taxes................................       2,117         1,306          (992)        2,431
Income Taxes..............................................         737           572          (253)(d)     1,056
                                                            -----------       ------        ------     ------------
Net Income................................................   $   1,380     $     734     $    (739)    $   1,375
                                                            -----------       ------        ------     ------------
                                                            -----------       ------        ------     ------------
Earnings Per Share........................................   $    2.60     $    4.77                   $    2.01(e)
                                                            -----------       ------                   ------------
                                                            -----------       ------                   ------------
Average Number of Common and Common Equivalent Shares
 Outstanding..............................................         530           154                         685(e)
                                                            -----------       ------                   ------------
                                                            -----------       ------                   ------------

   See notes to unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                             AS OF DECEMBER 31, 1995
                                                              -----------------------------------------------------
                                                                      HISTORICAL
                                                              --------------------------          PRO FORMA
                                                                              CAPITAL     -------------------------
                                                              OLD DISNEY      CITIES      ADJUSTMENTS    COMBINED
                                                              -----------  -------------  ------------  -----------
                                                                                  (IN MILLIONS)
ASSETS
  Cash and Cash Equivalents.................................   $     997     $   1,327    $  (1,824)(a)  $     500
  Investments...............................................         614           101         (600)(b)        115
  Receivables...............................................       2,416         1,193                       3,609
  Inventories...............................................         784                                       784
  Film and Television Costs.................................       2,297           699                       2,996
  Theme Parks, Resorts and Other Property, Net..............       6,440         1,306                       7,746
  Intangible Assets, Net....................................                     2,110       13,988(c)      16,098
  Other Assets..............................................       1,728           880                       2,608
                                                              -----------       ------    ------------  -----------
                                                               $  15,276     $   7,616    $  11,564      $  34,456
                                                              -----------       ------    ------------  -----------
                                                              -----------       ------    ------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts and Taxes Payable and
   Other Accrued Liabilities................................   $   3,360     $   1,623    $    (381)(d)  $   4,602
  Borrowings................................................       2,775           522        8,071(e)      11,368
  Other Liabilities.........................................       2,017           533                       2,550
  Stockholders' Equity......................................       7,124         4,938        3,874(f)      15,936
                                                              -----------       ------    ------------  -----------
                                                               $  15,276     $   7,616    $  11,564      $  34,456
                                                              -----------       ------    ------------  -----------
                                                              -----------       ------    ------------  -----------

   See notes to unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                         (TABULAR DOLLARS IN MILLIONS)

    The unaudited pro forma combined condensed financial statements reflect the conversion of each outstanding share of Capital Cities Common Stock (154.6 million shares as of February 9, 1996, the effective date of the Acquisition) into 154.6 million shares of Disney Common Stock and $10.1 billion in cash.

The Purchase Consideration is detailed as follows:
  Cash.............................................................  $  10,049
  Disney Common Stock..............................................      8,812
  Settlement of certain benefit plans (1)..........................         65
                                                                     ---------
Total Purchase Consideration.......................................     18,926
Less: Capital Cities tangible net assets as of December 31, 1995...      2,828
                                                                     ---------
Excess of Purchase Consideration over tangible net assets
 acquired..........................................................  $  16,098
                                                                     ---------
                                                                     ---------

------------------------
(1) As a result of the Acquisition, certain Capital Cities benefit plans became fully vested and the related benefits became immediately payable in a single lump-sum distribution. In addition, the Acquisition results in accelerated vesting of Capital Cities Options which, for purposes of these pro forma combined condensed financial statements, are assumed to be settled in cash. The amount included in the Purchase Consideration reflects total estimated payments of $446 million, less related amounts accrued at December 31, 1995 of $327 million, and less estimated income tax benefits of $54 million.

    Acquisition expenses, including debt issuance costs, are not expected to be material and, accordingly, have not been included in the unaudited pro forma combined condensed financial statements.

    Transactions between Old Disney and Capital Cities have not been eliminated from the unaudited pro forma combined condensed financial statements, as the amounts are immaterial in the periods presented.

    The impact on Disney's financial position from the disposition of its investment in KCAL-TV and from the disposition of either Capital Cities' newspaper or radio station operations in Detroit and Dallas/Fort Worth is not expected to be material and, accordingly, has not been reflected in the unaudited pro forma combined condensed financial statements.

    Certain reclassifications have been made to Old Disney's and Capital Cities' historical consolidated financial statements to set forth the unaudited pro forma combined condensed financial statements of Disney after giving effect to the Acquisition.

    Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined condensed statements of income reflect the following:

        (a) Elimination of merger costs which are assumed to have been incurred prior to the Acquisition.

        (b) Amortization of the excess of Purchase Consideration over tangible net assets acquired on a straight-line basis over 40 years, net of elimination of Capital Cities' historical amortization of excess acquisition costs over the values assigned to tangible net assets acquired in prior acquisitions.

        (c) Increase in interest expense resulting from the use of new borrowings to finance a portion of the Purchase Consideration and reduction in investment and interest income, resulting from the use of certain short-term investments and cash to fund partial payment of the Purchase Consideration. The interest rate on new borrowings of $8.1 billion is assumed to be 6.5%.

        (d) Income tax effect of pro forma adjustments, excluding amortization of the excess of the Purchase Consideration over tangible net assets acquired, which is non-deductible for tax purposes.

        (e) Earnings per share based upon the weighted average number of shares of Old Disney common stock and common equivalent shares outstanding for the periods presented, including the shares of Disney Common Stock assumed to be issued in connection with the Acquisition, as if they had been issued at the beginning of the periods presented.

    Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined condensed balance sheet reflect the following:

        (a) Liquidation of certain cash balances to fund partial payment of the Purchase Consideration.

        (b) Liquidation of certain short-term investments to fund partial payment of the Purchase Consideration.

        (c) Excess of Purchase Consideration over net assets acquired, net of Capital Cities' historical excess of purchase consideration over the values assigned to tangible net assets acquired in prior acquisitions.

        (d) Liquidation of accrued liabilities related to the cash settlement of certain Capital Cities benefit plans and recording of income tax benefits related to the distribution of accelerated benefits.

        (e) New borrowings to finance the cash portion of the Purchase Consideration and the cash settlement of certain Capital Cities benefit plans.

        (f) Cancellation of Old Disney treasury stock, elimination of Capital Cities stockholders' equity, and issuance of 154.6 million shares of Disney Common Stock.

                            DESCRIPTION OF THE NOTES

    The $1,300,000,000 6 3/8% Senior Notes due March 30, 2001 (the "Five-Year Notes") and the $1,300,000,000 6 3/4% Senior Notes due March 30, 2006 (the "Ten-Year Notes" and, together with the Five-Year Notes, the "Notes") will each be issued as a separate series of senior debt securities under an Indenture, dated as of March 7, 1996 (as amended, modified or supplemented from time to time, the "Indenture"), between Disney and Citibank, N.A., as trustee (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein or in the accompanying Prospectus have the meanings given to them in the Indenture. This description of the particular terms of the Notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities and the Indenture set forth in the accompanying Prospectus under the heading "Description of the Debt Securities," to which description reference is hereby made. The Indenture is referred to in the accompanying Prospectus as the "Senior Debt Securities Indenture" and sometimes collectively with the Senior Subordinated Debt Securities Indenture and the Subordinated Debt Securities Indenture as the "Indentures." The Notes are "Senior Debt Securities" as that term is used in the accompanying Prospectus and are also referred to therein as the "Offered Debt Securities." The term "Securities," as used under this caption, refers to all Securities issuable from time to time under the Indenture and includes the Notes.

GENERAL

    All Securities, including the Notes, to be issued under the Indenture will be senior unsecured obligations of Disney and will rank PARI PASSU with all other senior unsecured indebtedness of Disney from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder, and Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by Disney for each series. Disney may, from time to time, without the consent of the holders of the Notes, provide for the issuance of other Securities under the Indenture in addition to the $2,600,000,000 aggregate principal amount of Notes offered hereby. As of the date of this Prospectus Supplement, Disney has authorized the issuance under the Indenture of an additional $2.4 billion of Securities, none of which are issued or outstanding.

    The Notes are obligations exclusively of Disney. The operations of Disney are conducted almost entirely through subsidiaries. Accordingly, the cash flow and the consequent ability to service the debt of Disney, including the Notes, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Disney, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to Disney by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of Disney to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Disney is itself recognized as a creditor of such subsidiary, in which case the claims of Disney would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Disney. As of December 31, 1995, on a pro forma basis as if the Acquisition had occurred at such date, Disney's subsidiaries would have had approximately $10.4 billion of indebtedness outstanding (including accounts and taxes payable, accrued liabilities and other recorded liabilities). Disney has not assumed the obligations of Old Disney and Capital Cities, and all such obligations remain solely the obligations of such subsidiaries. The Indenture does not limit Disney's or Disney's subsidiaries' ability to incur additional indebtedness in the future.

    The Five-Year Notes and the Ten-Year Notes will each be limited to $1,300,000,000 aggregate principal amount and will mature on March 30, 2001 and March 30, 2006, respectively. The Notes will bear interest from March 27, 1996 at the respective rates per annum shown on the front cover of this Prospectus

Supplement. Interest on the Notes will be payable semiannually in arrears on March 30 and September 30 of each year, commencing on September 30, 1996, to the persons in whose names the Notes are registered at the close of business on the March 15 or September 15, as the case may be, next preceding such March 30 or September 30. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes may not be redeemed by Disney (nor may a holder require Disney to redeem or repurchase a Note) prior to maturity and are not entitled to any mandatory redemption or sinking fund payments, except that, under certain circumstances relating to the obligation to pay Additional Amounts, the Company may redeem the Notes. In the event of such a redemption by Disney, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Redemption for Tax Purposes."

    Application has been made to list the Notes on the Luxembourg Stock Exchange. Disney will appoint a Luxembourg paying agent and a transfer agent (where the Notes may be tendered for transfer), acceptable to the Trustee, in the event definitive Notes are issued in exchange for beneficial interests in Global Notes (as described below). For so long as any Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange shall so require, Disney shall maintain such paying agent in Luxembourg.

    The statements set forth in this section under the caption "Form, Registration and Title; Book-Entry System" and "Global Clearance and Settlement" include summaries of certain rules and operating procedures of The Depository Trust Company ("DTC"), Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, SOCIETE ANONYME ("Cedel"), which effect transfers of interest in a Global Note (as defined below).

FORM, REGISTRATION AND TITLE; BOOK-ENTRY SYSTEM

    The Notes will be issued in fully registered form only, without coupons. Each of the Five-Year Notes and the Ten-Year Notes will be issued in book-entry form represented by one or more global notes (each, a "Global Note") registered in the name of Cede & Co. ("Cede"), as the nominee of DTC, for the accounts of its participants (including Euroclear and Cedel). A Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. So long as Cede is the registered owner of a Global Note representing the Notes, Cede will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture.

    Except as described in this paragraph, definitive Notes will not be issued in exchange for beneficial interests in the Global Notes. DTC may discontinue providing its services as securities depositary, with respect to the Notes, at any time by giving reasonable notice to the Company. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Disney within 90 days after Disney is notified by DTC, Disney will issues Notes in definitive form in exchange for the Global Note representing such Notes. In addition, Disney may at any time and in its sole discretion determine not to have any of the Notes represented by one or more Global Notes and, in such event, will issue Notes in definitive form in exchange for all of the Global Notes representing such Notes. In such event, such definitive Notes will be issued only in fully registered form without coupons in denominations of U.S. $1,000 and multiples thereof.

    Euroclear and Cedel will initially hold Notes on behalf of their participants through their respective depositaries, which are participants in DTC. Transfers within DTC, Euroclear and Cedel will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold Notes through DTC and investors who hold or will hold Notes through Euroclear and Cedel will be effected in DTC through the respective depositaries of Euroclear and Cedel, subject to certain restrictions. Citibank, N.A. ("Citibank") will initially act as depositary for Cedel and Chemical Bank will initially act as depositary for Euroclear. See "Global Clearance and Settlement."

    Upon the issuance by Disney of the Notes, DTC will credit, on its book-entry system, the respective principal amounts of the Notes represented by such Global Note to the accounts of DTC's participants (the "Participants"). The accounts to be credited shall be designated by the Underwriters. Purchases of Notes under DTC's book-entry system must be made by or through Direct Participants (as defined below) which will receive a credit on the records of DTC. Owners of beneficial interests in a Global Note may hold Notes directly through DTC in the United States or through Euroclear or Cedel in Europe, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Owners of beneficial interests in a Global Note will not receive written confirmation from DTC of their purchase, but each beneficial owner is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings, from DTC (if such beneficial owner is a Direct Participant or an Indirect Participant (as defined below)) or the Direct or Indirect Participant through which such beneficial owner entered into the transaction (if such beneficial owner is not a Direct or Indirect Participant). Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued. The deposit of Notes with DTC and the registration of such Notes in the name of Cede or another nominee of DTC will not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Notes.

    "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including the Underwriters. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Disney expects that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede will consent or vote with respect to the Notes. Disney has been advised that DTC's usual procedure is to mail an omnibus proxy to Disney as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede's consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

    Euroclear or Cedel, as the case may be, will take any action permitted to be taken by a holder under the Indenture or the Notes on behalf of a Euroclear participant or Cedel participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC.

    Principal and interest payments on the Notes will be made to DTC. Disney has been advised that DTC will credit the accounts of Direct Participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the Global Notes as shown on the records of DTC. Disney has been advised that DTC's practice is to credit Direct Participants' accounts on the applicable payment date unless DTC has reason to believe that it will not receive payments on such date. Disney expects that payments by Direct Participants and Indirect Participants to beneficial owners of the Notes will be governed by standing customer instructions and customary practices, as is the case with securities held for the accounts of customers and will be the responsibility of such Direct Participants and Indirect Participants and not of DTC or Disney, subject to any statutory or regulatory requirement as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Disney, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

GLOBAL CLEARANCE AND SETTLEMENT

    Although DTC, Euroclear and Cedel presently perform the procedures provided below in order to facilitate transfers of Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither Disney nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    DTC, Euroclear and Cedel have advised Disney as follows:

    A.  THE CLEARING SYSTEMS

    DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered, pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    Because DTC can act only on behalf of Direct Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest.

    EUROCLEAR. Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants.

    Distribution with respect to Notes held beneficially through Euroclear will be credited to cash accounts of Euroclear participants in accordance with the Terms and Conditions to the extent received by the U.S. depositary for Euroclear.

    CEDEL. Cedel is incorporated under the laws of Luxembourg as a professional depositary. Cedel holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Cedel participants through electronic book-entry changes in accounts of Cedel participants, thereby eliminating the need for physical movement of certificates. Cedel provides to Cedel participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel interfaces with domestic markets in several countries. As a professional depositary, Cedel is subject to regulation by the Luxembourg Monetary Institute. Cedel participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel participant either directly or indirectly.

    Distributions with respect to the Notes held beneficially through Cedel will be credited to cash accounts of Cedel participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Cedel.

    B.  INITIAL SETTLEMENT

    Upon the issuance by Disney of the Notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Notes to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the Underwriters.

    Investors that hold their interests in the Notes through DTC will follow the settlement practices applicable to global bond issues. Investors' securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

    Investors that hold their interests in the Notes through Euroclear or Cedel accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. The interests will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

    C.  SECONDARY MARKET TRADING

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

    TRADING BETWEEN  DTC  PURCHASERS  AND SELLERS.    Secondary  market  trading
between Participants will be settled using the procedures applicable to global bonds in same-day funds.

    TRADING BETWEEN  EUROCLEAR  AND/OR  CEDEL PARTICIPANTS.    Secondary  market
trading between Euroclear participants and/or Cedel participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

    TRADING BETWEEN DTC SELLER AND EUROCLEAR OR CEDEL PURCHASER. When Notes are to be transferred from the account of a Participant to the account of a participant in Euroclear or Cedel, the purchaser will send instructions to Euroclear or Cedel through a Euroclear or Cedel participant, as the case may be, at least one business day prior to settlement. Euroclear or Cedel will instruct its respective depositary to receive such Notes against payment. Payment will then be made by the depositary to the Participant's account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Euroclear or Cedel participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Cedel cash debit will be valued instead as of the actual settlement date.

    Euroclear and Cedel participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit. Under this approach, participants may, however, take on credit exposure to Euroclear and Cedel until the interests in the Global Note are credited to their accounts one day later.

    As an alternative, if Euroclear or Cedel has extended a line of credit to a Euroclear or Cedel participant, as the case may be, such participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Cedel participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

    Since the settlement will occur during New York business hours, Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Cedel for the benefit of Euroclear or Cedel participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC seller, a cross-market sale transaction will settle no differently than a trade between two Participants.

    TRADING BETWEEN EUROCLEAR OR CEDEL SELLER AND DTC PURCHASER. Due to time zone differences in their favor, Euroclear and Cedel participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system, through its respective depositary, to a Participant. The seller will send instructions to Euroclear or Cedel through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel will instruct its respective depositary to credit the Notes to the Participant's account against payment. The payment will then be reflected in the account of the Euroclear or Cedel participant on the following day, and receipt of the cash proceeds in the Euroclear or Cedel participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York).

    Should the Euroclear or Cedel participant have a line of credit in its respective clearing system and elect to be in a debit position in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (I.E., the trade fails), receipt of the cash proceeds in the Euroclear or Cedel participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use Euroclear or Cedel to purchase Notes from Participants for delivery to Euroclear or Cedel participants should note that these trades automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem: (i) borrowing through Euroclear or Cedel for one day (until the purchase side of the day trade is reflected in their Euroclear or Cedel accounts) in accordance with the clearing system's customary procedures; (ii) borrowing the Notes in the United States from a Participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in their Euroclear or Cedel account in order to settle the sale side of the trade; or (iii) staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the Participant is at least one day prior to the value date for the sale to the Euroclear or Cedel participant.

PAYMENT OF ADDITIONAL AMOUNTS

    Disney will, subject to certain exceptions and limitations set forth below, pay to the holder of any Note who is a United States Alien (as defined below), as additional interest, such amounts ("Additional Amounts") as may be necessary in order that every net payment on such Note (including payment of the principal of and interest on such Note) by Disney or a paying agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

        (a) any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder or beneficial owner of such Note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein or (ii) such holder's or beneficial owner's past or present status as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

        (b) any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

        (c) any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a Note for payment more than the 10 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

        (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Note;

        (e) any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment on a Note, if such payment can be made without such withholding by any other paying agent;

        (f) any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note if such compliance is required by statute or regulation of the United States or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

        (g) any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10 percent or more of the combined voting power of all classes of stock of Disney;

        (h) any tax, assessment or other governmental charge which would not have been imposed but for the fact that such Note constitutes a "United States real property interest" as defined in section 897(c)(1) of the United States Internal Revenue Code of 1986, as amended, with respect to the beneficial owner of such Note; or

        (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall Additional Amounts be paid with respect to a payment on a Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the holder of such Note.

    For the purposes above, a "United States Alien" means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust. "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

REDEMPTION FOR TAX PURPOSES

    If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the consummation of this offering, Disney becomes or will become obligated to pay Additional Amounts as described above or (b) any act is taken by a taxing authority of the United States on or after the consummation of this offering, whether or not such act is taken with respect to Disney or any affiliate, that results in a substantial likelihood that Disney will or may be required to pay such Additional Amounts, then Disney may, at its option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that Disney determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes or any action that would entail a material cost to Disney. No redemption pursuant to (b) above may be made unless Disney shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial likelihood that it will or may be required to pay Additional Amounts described above and Disney shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Disney is entitled to redeem the Notes pursuant to their terms.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of a Note will generally be subject to the 30% United States Federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

    EXEMPTION FOR UNITED STATES ALIENS (IRS FORM W-8). A beneficial owner of a Note that is a United States Alien can obtain an exemption from the withholding tax by providing a properly completed Internal Revenue Service ("IRS") Form W-8 (Certificate of Foreign Status). See "Certain United States Federal Tax Considerations to United States Aliens."

    EXEMPTION FOR UNITED STATES ALIENS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM 4224). A beneficial owner of a Note that is a United States Alien, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which the interest income on a Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

    EXEMPTION OR REDUCED RATE FOR UNITED STATES ALIENS ENTITLED TO THE BENEFITS OF A TREATY (IRS FORM 1001). A beneficial owner of a Note that is a United States Alien entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate).

    EXEMPTION FOR NON-UNITED STATES ALIENS (IRS FORM W-9). A beneficial owner of a Note that is not a United States Alien can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

    UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE. A beneficial owner of a Note, or, in the case of IRS Forms 1001 and 4224, its agent, is required to submit the appropriate IRS form under applicable procedures to the person through which the owner directly holds the Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Cedel as the holder of the Note, the IRS form must be provided to Euroclear or Cedel, as the case may be. Each other person through which a Note is held must submit, on behalf of the beneficial owner, the IRS form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Note, until the IRS form is received by the United States person who would otherwise be required to withhold United States Federal income tax from interest on the Note. For example, in the case of Notes held through Euroclear or Cedel, the IRS form (or a copy thereof) must be received by the United States Depositary of such clearing agency. Applicable procedures include additional certification requirements if a beneficial owner of the Note provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the Note on its behalf. See "Certain United States Federal Tax Considerations to United States Aliens."

    EACH HOLDER OF A NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH
FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE NOTE MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM DISNEY DESCRIBED UNDER THE HEADING "DESCRIPTION OF THE NOTES -- PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF THE NOTES.

NOTICES

    All notices will be published in English in Luxembourg in the LUXEMBURGER WORT for so long as the Notes are listed on the Luxembourg Stock Exchange. If at any time publication in such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the market regions as the Trustee shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                            TO UNITED STATES ALIENS

    The following is a summary of certain United States Federal tax considerations of the acquisition, ownership, and disposition of the Notes by original purchasers of the Notes who are United States Aliens. This summary is based on existing United States Federal income tax law, which is subject to change, possibly retroactively. This discussion does not discuss all aspects of United States Federal taxation that may be relevant to a particular holder in light of its personal investment circumstances or to holders subject to special treatment under the United States Federal income tax laws (including certain financial institutions). Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of the Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

GENERAL

    Under present United States Federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the Note), and subject to the discussion of backup withholding below:

        (a) payments of interest (including any original issue discount) on the Notes to any United States Alien will not be subject to United States Federal income or withholding tax, provided that (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Disney entitled to vote, (2) the holder is not (i) a foreign tax exempt organization or a foreign private foundation for United States Federal income tax purposes, (ii) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (iii) a controlled foreign corporation that is related to Disney through stock ownership, and (3) such interest payments are not effectively connected with the conduct of a United States trade or business of the holder;

        (b) a holder of a Note who is a United States Alien will not be subject to United States Federal income tax on gain realized on the sale, exchange, retirement or other disposition of a Note, unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (2) the gain is effectively connected with the conduct of a United States trade or business of the holder;

        (c) if interest on the Notes is exempt from withholding of United States Federal income tax under the rules described above, the Notes will not be included in the estate of a deceased United States Alien for United States Federal estate tax purposes.

    The certification referred to above may be made on an Internal Revenue Service Form W-8 or substantially similar substitute form. See "Description of the Notes -- Certain United States Tax Documentation Requirements."

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Disney will, where required, report to the holders of the Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

    In the case of payments of interest to United States Aliens, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither Disney nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a United States Alien on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address, and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the United States Alien's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Notes could be changed by future regulations.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement relating to the Notes (the "Underwriting Agreement"), each of the Underwriters named below (the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and CS First Boston Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase from Disney the aggregate principal amount of Notes set forth opposite its name below:

                                                                              PRINCIPAL AMOUNT
                                                                                OF FIVE-YEAR
                                UNDERWRITER                                        NOTES
----------------------------------------------------------------------------  ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................................   $  423,500,000
CS First Boston Corporation.................................................      423,500,000
Bear, Stearns & Co. Inc. ...................................................       65,000,000
Deutsche Bank AG London.....................................................       65,000,000
Goldman, Sachs & Co. .......................................................       65,000,000
J.P. Morgan Securities Ltd. ................................................       65,000,000
Morgan Stanley & Co. International Limited..................................       65,000,000
Swiss Bank Corporation......................................................       65,000,000
ABN AMRO Bank N.V. .........................................................        9,000,000
Banque Paribas..............................................................        9,000,000
Barclays de Zoete Wedd Limited..............................................        9,000,000
Citicorp Securities, Inc. ..................................................        9,000,000
Nikko Europe Plc............................................................        9,000,000
Nomura International plc....................................................        9,000,000
UBS Securities LLC..........................................................        9,000,000
                                                                              ----------------
          Total.............................................................   $1,300,000,000
                                                                              ----------------
                                                                              ----------------

                                                                              PRINCIPAL AMOUNT
                                                                                OF TEN-YEAR
                                UNDERWRITER                                        NOTES
----------------------------------------------------------------------------  ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................................  $    423,500,000
CS First Boston Corporation.................................................       423,500,000
Bear, Stearns & Co. Inc. ...................................................        78,000,000
Goldman, Sachs & Co. .......................................................        78,000,000
Lehman Brothers International (Europe)......................................        78,000,000
J.P. Morgan Securities Ltd. ................................................        78,000,000
Morgan Stanley & Co. International Limited..................................        78,000,000
Bankers Trust International PLC.............................................         9,000,000
BA Securities, Inc. ........................................................         9,000,000
Citicorp Securities, Inc. ..................................................         9,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........................         9,000,000
PaineWebber Incorporated....................................................         9,000,000
Salomon Brothers Inc .......................................................         9,000,000
Smith Barney Inc. ..........................................................         9,000,000
                                                                              ----------------
          Total.............................................................  $  1,300,000,000
                                                                              ----------------
                                                                              ----------------

    In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any Notes are purchased. In addition, the Underwriting Agreement entitles the Representatives to terminate the Underwriting Agreement in certain circumstances prior to payment for the Notes being made to Disney.

    The Representatives have advised Disney that the Underwriters propose initially to offer the Five-Year Notes and the Ten-Year Notes to the public at the respective public offering prices set forth on the cover page of this Prospectus Supplement and to dealers at such prices less a concession not in excess of .2% of the principal amount of the Five-Year Notes and .3% of the principal amount of the Ten-Year Notes. After the initial public offering, the public offering prices and concessions may be changed.

    Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are new issues of securities with no established trading markets. The Underwriters have advised Disney that one or more of them intends to act as a market maker for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

    The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. Each Underwriter has undertaken that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute this Prospectus Supplement, the accompanying Prospectus, any preliminary prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Company except as contained in the Underwriting Agreement. Sales in the United States by Underwriters who are not U.S. registered broker-dealers will be made to or through such Underwriters' U.S. registered broker-dealer affiliates. Persons into whose hands this Prospectus Supplement and the accompanying Prospectus comes are required by Disney and the Underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, offer, sell or deliver the Notes or have in their possession, distribute or publish any offering material relating to the Notes, in all cases at their own expense.

    Each Underwriter has represented and agreed severally that it has not offered or sold and will not offer or sell any of the Notes to persons in the United Kingdom (the "U.K.") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the U.K. within the meaning of the Public Offers of Securities Regulation 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the U.K.; and (iii) it has only issued or passed on, and will only issue or pass on, in the U.K. any document received by it in connection with the issue of the Notes, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

    Each Underwriter has represented and agreed severally that it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

    Each Underwriter has agreed that it has not distributed and will not distribute this Prospectus Supplement or the accompanying Prospectus in Hong Kong other than to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent, unless such Underwriter is a person permitted to do so under the securities laws of Hong Kong.

    Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering prices set forth on the cover page of this Prospectus Supplement. Neither Disney nor any Underwriter represents that the Notes may at any time be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption available thereunder, or assumes any responsibility for facilitating such sales.

    Disney has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to certain payments the Underwriters may be required to make in respect thereof.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada on the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Notes to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR No. 95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                              GENERAL INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation and the By-Laws of Disney and a legal notice relating to the issuance of the Notes will be deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this
Prospectus Supplement, the accompanying Prospectus, the Indenture and Old Disney's current Annual and Quarterly Reports, as well as all future Annual Reports and Quarterly Reports of Disney, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Citibank (Luxembourg, S.A.), in Luxembourg. Citibank (Luxembourg, S.A.) will act as a contact between the Luxembourg Stock Exchange and Disney or the holders of the Notes. In addition, copies of the Annual Reports and Quarterly Reports of Disney may be obtained at such office.

    Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of Disney on September 18, 1995.

    The  Five-Year  Notes and  Ten-Year Notes  have been  assigned International
Security   Identification   Number   (ISIN)   US254687AJ51   and   US254687AM80,
respectively, and CUSIP No. 254687AJ5 and 254687AM8, respectively.

    Disney does not publish unconsolidated financial statements. The historical financial statements of Capital Cities are available at the main office of Citibank (Luxembourg, S.A.), in Luxembourg.

    As of the date of this Prospectus Supplement, there has been no material adverse change in the financial condition, earnings or operations of Disney, other than as disclosed herein or in any documents incorporated by reference herein.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the Notes being offered hereby will be passed upon for Disney by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. Brown & Wood will act as counsel for the Underwriters. Skadden, Arps, Slate, Meagher & Flom has from time to time represented, and continues to represent, certain of the Underwriters in connection with various other legal matters.

PROSPECTUS

                            THE WALT DISNEY COMPANY
                            DISNEY ENTERPRISES, INC.

                                   SECURITIES
                               ------------------

    This Prospectus relates to the offering of securities described herein of The Walt Disney Company, a Delaware corporation ("Disney"), and of Disney Enterprises, Inc., a Delaware corporation ("Old Disney"). Disney, previously a wholly owned subsidiary of Old Disney and named "DC Holdco, Inc.", became the parent corporation of Old Disney as a result of Old Disney's acquisition (the "Acquisition") of Capital Cities/ABC, Inc. ("Capital Cities"). As a result of the Acquisition, Disney was renamed "The Walt Disney Company" and Old Disney, previously named "The Walt Disney Company," was renamed "Disney Enterprises, Inc." See "The Acquisition." Disney may offer from time to time (i) debt securities (the "Debt Securities"), which may be any of senior debt securities ("Senior Debt Securities"), senior subordinated debt securities ("Senior Subordinated Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), in each case consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) shares of preferred stock (the "Preferred Stock"), which may be issued in the form of depositary receipts (the "Depositary Shares"), each of which will represent a fraction of a share of Preferred Stock, and (iii) warrants to purchase Debt Securities or Preferred Stock as shall be designated by Disney at the time of the offering (the "Warrants"). The Debt Securities, the Preferred Stock, the Depositary Shares, the Warrants and any guarantees of the foregoing by Old Disney are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $5,000,000,000 or the equivalent thereof in U.S. dollars if any Securities are denominated in a currency other than U.S. dollars or in currency units. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

    The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, whether or not any Securities are being guaranteed by Old Disney and other specific terms will be set forth in a Prospectus Supplement (including any related term sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.
                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE ACCURACY  OR  ADEQUACY OF  THIS  PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of an issuer or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the applicable issuer(s) from such sale also will be set forth in a Prospectus Supplement.
                            ------------------------

                                 March 7, 1996

                             AVAILABLE INFORMATION

    Prior to the Acquisition, Old Disney and Capital Cities were each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, filed reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning Old Disney and Capital Cities may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104. Information set forth herein relating to Capital Cities is derived entirely from public filings made by Capital Cities. Disney and Capital Cities intend to terminate or suspend, to the extent permitted by applicable law, their reporting obligations under the Exchange Act and, accordingly, may no longer file reports or other information with the Commission. As a result of the Acquisition, Disney has become subject to the informational requirements under the Exchange Act and information will be provided, to the extent required, in filings made by Disney thereunder.

    Disney and Old Disney (collectively, the "Issuers") have filed with the Commission in Washington, D.C. a registration statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by Disney (File No. 1-11605) or Old Disney (File No. 1-4083), as the case may be, with the Commission under the Exchange Act are incorporated herein by reference:

        (a) Old Disney's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

        (b) Old Disney's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (the "Old Disney December Form 10-Q");

        (c) Old Disney's Current Reports on Form 8-K, dated October 6, 1995, December 1, 1995 and January 4, 1996; and

        (d) Old Disney's and Disney's Current Reports on Form 8-K, dated February 9, 1996 and March 7, 1996.

    The following documents previously filed by Capital Cities (File No. 1-4278) with the Commission under the Exchange Act are incorporated herein by reference:

        (a) Capital Cities' Annual Report on Form 10-K for the year ended December 31, 1994;

        (b) Capital Cities' Quarterly Reports on Form 10-Q for the quarters ended April 2, 1995, July 2, 1995 and Form 10-Q for the quarter ended October 1, 1995 as amended by Form 10-Q/A filed with the Commission on November 29, 1995; and

        (c) Capital Cities' Current Reports on Form 8-K, dated July 31, 1995, October 6, 1995 and January 4, 1996.

    The Joint Proxy Statement/Prospectus of Old Disney and Capital Cities dated November 13, 1995 and the Supplement to the Joint Proxy Statement/Prospectus, dated February 9, 1996, are also incorporated herein by reference.

    All documents filed by Disney or Old Disney, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities made hereby, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    Disney will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are also specifically incorporated by reference herein. Requests for such copies should be directed to The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521, Attention: Corporate Secretary; telephone number (818) 560-1000. In addition, copies of such documents incorporated by reference herein can be obtained, without charge, at the main office of Citibank (Luxembourg, S.A.), in Luxembourg.
                            ------------------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$").
                            ------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE ISSUERS OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS
SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                               BUSINESS OF DISNEY

    Disney was formed in the State of Delaware under the name "DC Holdco, Inc." in July 1995 as a wholly owned subsidiary of Old Disney in connection with the acquisition of Capital Cities. Prior to the consummation of the Acquisition, Disney had not conducted any substantial business activities, other than those incident to its formation, its execution of the Merger Agreements (as defined below), its participation in the preparation of the Registration Statement and this Prospectus and other actions taken in contemplation of the consummation of the Acquisition or in connection herewith. As a result of the Acquisition, which became effective on February 9, 1996, Old Disney and Capital Cities became wholly owned subsidiaries of Disney, which was renamed "The Walt Disney Company." Accordingly, the business of Disney is conducted through its wholly owned subsidiaries and is comprised of the businesses previously conducted by Old Disney, Capital Cities and their respective subsidiaries. As used herein, unless otherwise specified or unless the context otherwise requires, the "Company" includes Disney's current subsidiaries, including Old Disney and Capital Cities.

    The Company is a diversified international entertainment company with operations in the following lines of business: Filmed Entertainment; Theme Parks and Resorts; Consumer Products; and Broadcasting and Publishing. Although these lines of business have been reported historically as business segments of Old Disney and Capital Cities, financial information is not necessarily presented by the Company for such lines of business. Since the Acquisition, the Company has been analyzing, but has not yet determined, the appropriate business segments in which the combined company operates for which financial information will be presented.

    The Company's principal executive offices are located at 500 South Buena Vista Street, Burbank, California 91521, and its telephone number is (818) 560-1000.

    FILMED ENTERTAINMENT

    The Company produces and acquires live-action and animated motion pictures for distribution to the theatrical, television and home video markets. The Company also produces original television programming for the network and first-run syndication markets. In addition, the Company provides programming for and operates The Disney Channel, a pay television programming service, and KCAL-TV, a Los Angeles, California VHF television station. In connection with the Acquisition, the Company has announced its intention to divest its interest in KCAL-TV. The success of all of the Company's theatrical motion pictures and television programming is heavily dependent upon public taste, which is unpredictable and subject to change without warning. In addition, filmed entertainment operating results fluctuate due to the timing of theatrical and home video releases. Release dates are determined by several factors, including timing of vacation and holiday periods and competition in the market.

    THEME PARKS AND RESORTS

    The Theme Parks and Resorts business includes the Company's operation of the Walt Disney World-Registered Trademark- destination resort in Florida, the Disneyland Park-Registered Trademark- and two hotels near Disneyland Park-Registered Trademark- in California. In addition, the Company earns royalties on revenues generated by the Tokyo Disneyland theme park. All of the theme parks and most of the associated resort facilities are operated on a year-round basis. Historically, the theme parks and resorts business experiences fluctuations in park attendance and resort occupancy resulting from the nature of vacation travel. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring holiday periods.

    CONSUMER PRODUCTS

    The Company licenses the name "Walt Disney," as well as the Company's characters, visual and literary properties and songs and music, to various consumer manufacturers, retailers, show promoters and publishers throughout the world. The Company also engages in direct retail distribution through The Disney Stores and consumer catalogs, and is a publisher of books, magazines and comics in the United States and Europe. In addition, the Company produces audio and computer software for all markets, as well as film and video products for the educational marketplace. Operating results for the consumer products business are influenced by seasonal consumer purchasing behavior and by the timing of animated theatrical releases.

    BROADCASTING

    The Company through its subsidiaries, including Capital Cities, operates the ABC Television Network, ten television stations, the ABC Radio Networks and 21 radio stations, and provides programming for cable television. Capital Cities, through joint ventures, is engaged in domestic and international broadcast/cable services and television production and distribution.

    Capital Cities' assets include the ABC Television Network, which as of June 30, 1995 had 224 primary affiliated stations reaching 99.9% of all U.S. television households. A number of secondary affiliated stations add to the primary coverage. In addition, Capital Cities owns nine very high frequency
(VHF) television stations, one ultra high frequency (UHF) television station, eleven standard (AM) radio stations and ten frequency modulation (FM) radio stations. All but one television station are affiliated with the ABC Television Network and all but four radio stations are affiliated with the ABC Radio Networks.

    Capital Cities' Cable and International Broadcast operations are principally involved in the production and distribution of cable television programming, in the licensing of programming to domestic and international markets and in joint ventures in foreign-based television operations and television production and distribution entities. The primary domestic cable programming services, which are operated through joint-ventures, are ESPN, A&E Television Network and Lifetime Television.

    PUBLISHING

    Capital Cities' publishing operations (i) publish seven daily newspapers (five of which have Sunday editions); weekly community newspapers in four states; shopping guides and real estate magazines in eleven states; specialized publications that involve news and ideas for various industries; and consumer, special interest, trade and agricultural publications; and (ii) engage in research and database services.

    In connection with the Acquisition, the Company is required to divest its interest in certain newspapers or radio stations in each of Detroit and Dallas/Fort Worth.

                                THE ACQUISITION

    Old Disney and Capital Cities entered into an Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 1995 (the "Reorganization Agreement"), which, together with related merger agreements (the "Merger Agreements"), provided for the merger of DCA Merger Corp., a Delaware corporation and a wholly owned subsidiary of Disney (the "Old Disney Merger"), with and into Old Disney and the merger of DCB Merger Corp., a Delaware corporation and a wholly owned subsidiary of Disney, with and into Capital Cities (the "Capital Cities Merger"). The reorganization of the business of Disney and Capital Cities resulting from the Reorganization Agreement and the Merger Agreements is referred to herein as the "Acquisition." As a result of the Acquisition, each of Old Disney and Capital Cities has become a wholly owned subsidiary of Disney and Disney has been renamed "The Walt Disney Company." As a result of the consummation of the Acquisition, each Outstanding Capital Cities Share (as defined below) has been converted into the right to receive cash, shares of common stock, par value $0.01 per share, of Disney ("Disney Common Stock") or a combination of both cash and Disney Common Stock. Each Capital Cities shareholder will have the opportunity to indicate, on a form of election (the "Election Form"), whether such shareholder wishes to make a Standard Election, a Stock Election or a Cash Election (as such terms are defined below) for each share of common stock, par value $0.10 per share, of Capital Cities ("Capital Cities Common Stock") held by such shareholder. The allocation of cash and/or shares of Disney Common Stock that a shareholder of Capital Cities may receive will depend on (i) the stated preferences of the Capital Cities shareholders on the Election Forms and (ii) the proration procedures to be applied if the Requested Stock Amount exceeds the Stock Component or the Requested Cash Amount exceeds the Cash Component (as such terms are defined below).

    Shareholders of Capital Cities who make an effective "Standard Election" will receive, for each share of Capital Cities Common Stock for which such election is made, one share of Disney Common Stock plus $65 in cash (collectively, the "Standard Consideration"). The number of shares of Disney Common Stock and the amount of cash to be distributed to Capital Cities shareholders who make an effective Standard Election will not be affected in any way by the proration procedures described below. Shareholders of Capital Cities who make an effective "Stock Election" will receive (subject to the proration procedures described below), for each share of Capital Cities Common Stock for which such election is made, (i) one share of Disney Common Stock plus (ii) a number of shares of Disney Common Stock equal to a fraction, the numerator of which is $65 and the denominator of which is the Old Disney Common Stock Price (collectively, the "Stock Consideration"). The "Old Disney Common Stock Price" of $62 is an amount equal to the average of the closing sales prices of Old Disney Common Stock on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to the Effective Time. "Effective Time" means February 9, 1996. Shareholders of Capital Cities who make an effective "Cash Election" will receive (subject to the proration procedures described below) for each share of Capital Cities Common Stock for which such election is made, in cash, an amount equal to $65 plus the Old Disney Common Stock Price (collectively, the "Cash Consideration"). If a holder of Capital Cities Common Stock does not make a Standard Election, a Cash Election or a Stock Election, or properly revokes an effective, properly completed Election Form without timely submitting a revised, properly completed Election Form, such Capital Cities shareholder will be deemed to have made a Cash Election.

    In the event that the aggregate number of shares of Disney Common Stock requested by shareholders of Capital Cities pursuant to effective Stock Elections (the "Requested Stock Amount") exceeds the Stock Component, each holder making an effective Stock Election will receive, for each share of Capital Cities Common Stock for which a Stock Election has been made, (x) a number of shares of Disney Common Stock equal to the product of the Stock Consideration and a fraction, the numerator of which is the Stock Component and the denominator of which is the Requested Stock Amount (such product, the "Prorated Stock Amount") and (y) cash in an amount equal to the product of (a) the Stock Consideration minus the Prorated Stock Amount and (b) the Old Disney Common Stock Price. The "Stock Component" is the number of Outstanding Capital Cities Shares minus the aggregate number of Outstanding Capital Cities Shares with respect to which effective Standard Elections have been received by the Exchange Agent (as defined below). The "Outstanding Capital Cities Shares" consist of the shares of Capital Cities Common Stock outstanding immediately prior to the Effective Time (which is exclusive of shares of Capital Cities Common Stock held in the Capital Cities treasury) minus the number of shares of Capital Cities Common Stock with respect to which dissenters' rights have been perfected pursuant to Section 623 of the New York Business Corporation Law ("Dissenting Shares").

    In the event that the aggregate amount of cash requested by shareholders of Capital Cities pursuant to effective or deemed Cash Elections (the "Requested Cash Amount") exceeds the Cash Component, each such holder will receive, for each share of Capital Cities Common Stock for which a Cash Election has been made or deemed to be made, (x) cash in an amount equal to the product of the Cash Consideration and a fraction, the numerator of which is the Cash Component and the denominator of which is the Requested Cash Amount (such product, the "Prorated Cash Amount") and (y) a number of shares of Disney Common Stock equal to a fraction, the numerator of which is equal to the Cash Consideration minus the Prorated Cash Amount and the denominator of which is the Old Disney Common Stock Price. The "Maximum Cash Amount" is equal to the product of the number of Outstanding Capital Cities Shares and $65; PROVIDED, HOWEVER, that the Maximum Cash Amount may be increased in Old Disney's sole discretion at any time prior to the fifth business day after March 7, 1996, the election deadline for Capital Cities shareholders to submit to the Exchange Agent appointed pursuant to the Reorganization Agreement (the "Exchange Agent") their completed Election Forms. The "Cash Component" is equal to the Maximum Cash Amount minus the product of (i) the number of shares of Capital Cities Common Stock for which effective Standard Elections have been made and (ii) $65. See the pro forma financial information in the Old Disney December Form 10-Q.

    No fractional shares of Disney Common Stock will be issued pursuant to the Capital Cities Merger. In lieu of the issuance of any fractional shares of Disney Common Stock, cash equal to the product of such fractional share amount and the Old Disney Common Stock Price will be paid to holders in respect of any fractional share of Disney Common Stock that would otherwise be issuable.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying Prospectus Supplement, Disney intends to use the net proceeds from the sale of the Securities for general corporate purposes, including, without limitation, to repay commercial paper or other indebtedness incurred by Disney to finance the Acquisition.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Set forth below are the consolidated ratios of earnings to fixed charges for Old Disney for the three-month periods ended December 31, 1995 and 1994 and for each of the years in the five-year period ended September 30, 1995. Also set forth below are the unaudited pro forma combined ratios of earnings to fixed charges for Disney for the three months ended December 31, 1995 and for the year ended September 30, 1995:

                                 THREE MONTHS
                                ENDED DECEMBER
                                      31,               YEAR ENDED SEPTEMBER 30,
                                ---------------   -------------------------------------
                                1995      1994    1995    1994    1993    1992    1991
                                -----     -----   -----   -----   -----   -----   -----
Actual (1)....................    11x       11x     9x      9x      7x      8x       6x
Pro forma (1)(2):
  Scenario 1..................     5x               4x
  Scenario 2..................     3x               2x

------------------------
(1) For purposes of these ratios, earnings are calculated by adding to (subtracting from) income from continuing operations before income taxes and cumulative effect of accounting changes, the following: fixed charges, excluding capitalized interest; and losses and (undistributed earnings) recognized with respect to less than 50% owned equity investments. Fixed charges consist of interest on borrowings and that portion of rental expense that approximates interest.

(2) The pro forma combined ratios of earnings to fixed charges for Disney give effect to the Acquisition as if it had been consummated at the beginning of each period presented. As a result of the consummation of the Acquisition, each outstanding share of Capital Cities Common Stock has been converted into the right to receive cash, shares of Disney Common Stock or a combination of both cash and Disney Common Stock. The exact amount of cash and/or shares of Disney Common Stock to be received by each shareholder of Capital Cities pursuant to the Acquisition is dependent upon, among other things, (i) the stated preferences of the Capital Cities shareholders on their Election Forms, (ii) the proration procedures to be applied if the Requested Stock Amount exceeds the Stock Component or the Requested Cash Amount exceeds the Cash Component, and (iii) the level of the Maximum Cash Amount, including any increase of the Maximum Cash Amount by Old Disney, in its sole discretion. Accordingly, two alternative scenarios of unaudited pro forma combined ratios of earnings to fixed charges are presented, which give effect to the range of possible amounts of Disney Common Stock and/or cash to be received by Capital Cities shareholders. Scenario 1 assumes that all Capital Cities shareholders receive one share of Disney Common Stock and $65 in cash for each outstanding share of Capital Cities Common Stock, reflecting the maximum number of shares of Disney Common Stock which could be issued in connection with the Acquisition. Scenario 2 assumes that all Capital Cities shareholders receive solely cash for each outstanding share of Capital
     Cities Common Stock, without regard to the Cash Component. See the pro forma financial information in the Old Disney December Form 10-Q.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued, from time to time, in one or more series, and will constitute either Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities. Senior Debt Securities may be issued from time to time under an Indenture (the "Senior Debt Securities Indenture") to be entered into between Disney and Citibank, N.A., a national banking association, as trustee (the "Senior Debt Securities Trustee"). Senior Subordinated Debt Securities may be issued from time to time under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into between Disney and The Chase Manhattan Bank, N.A., as trustee (the "Senior Subordinated Debt Securities Trustee"). Subordinated Debt Securities may be issued from time to time under an Indenture (the "Subordinated Debt Securities Indenture") to be entered into between Disney and The First National Bank of Chicago, as trustee (the "Subordinated Debt Securities Trustee").

    The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture, and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees." Forms of the Indentures are filed as exhibits to the Registration Statement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indentures to which they relate. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indentures, including the definitions therein of certain terms. As used in this section of the Prospectus, "Disney" does not include its subsidiaries.

GENERAL

    The Debt Securities will be direct, unsecured obligations of Disney.

    The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

    Under the Indentures, Disney will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders of previously issued series of Debt Securities, in an aggregate principal amount determined by Disney.

    Securities may be issued as Discount Securities, which may be sold at a discount below their principal amount. Even if Securities are not issued at a discount below their principal amount, such Securities may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") because of certain interest payment characteristics. Special United States Federal income tax considerations applicable to Securities issued with original issue discount, including Discount Securities, will be described in more detail in any applicable Prospectus Supplement. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities which are issuable in bearer form, offered exclusively to United States Aliens or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as registered securities or bearer securities or both and whether the Offered Debt Securities may be represented initially by a Debt Security in temporary or permanent global form, and if so, the initial Depositary with respect to such temporary or permanent global Debt Security and whether and the circumstances under which beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination; (iv) the price or prices at which the Offered Debt Securities will be issued; (v) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof; (vi) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such
Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange; (vii) the rate or rates at which the Offered Debt Securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue;
(viii) the calculation agent and/or exchange rate agent for such Debt Securities; (ix) the Stated Maturities (as defined below) of installments of interest (the "Interest Payment Dates"), if any, on which any interest on the Offered Debt Securities will be payable, and the Regular Record Date for any interest payable on any Offered Debt Securities which are registered securities;
(x) the right or obligation, if any, of Disney to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Debt Securities; (xi) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions; (xii) the currency or currencies, including composite currencies or currency units, of payment of principal of and interest, if any, on the Offered Debt Securities, if other than U.S. dollars, and, if other than U.S. dollars, whether the Offered Debt Securities may be satisfied and discharged other than as provided in the Indenture and whether Disney or the holders of any such Offered Debt Securities may elect to receive payments in respect of such Offered Debt Securities in a currency or currency units other than that in which such Offered Debt Securities are stated to be payable; (xiii) any terms applicable to such Offered Debt Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue; (xiv) if the amount of payments of principal of and interest, if any, on the Offered Debt Securities is to be determined by reference to an index or formula, or based on a coin or currency or currency unit other than that in which the Offered Debt Securities are stated to be payable, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (xv) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an Event of Default; (xvi) any deletions from, modifications of or additions to the Events of Default or covenants of Disney with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xvii) the terms and conditions of any Debt Guarantees (as defined below) of Old Disney with respect to the Offered Debt Securities; (xviii) any special United States Federal income tax considerations applicable to the Offered Debt

Securities; and (xix) any other terms of the Offered Debt Securities not inconsistent with the provisions of any applicable Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Subordinated or Senior Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Subordinated or Senior Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions, and (b) the subordination terms of the Subordinated or Senior Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of Disney to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the applicable Indenture and this Prospectus. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

    The operations of Disney are conducted almost entirely through subsidiaries. The operations of Old Disney are currently conducted in significant part through subsidiaries. Accordingly, the cash flow and the consequent ability to service debt of Disney and Old Disney, including the Debt Securities and any Debt Guarantees are dependent upon the earnings of their subsidiaries and the distribution of those earnings to Disney or Old Disney, as the case may be, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to Disney and Old Disney by their subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of Disney and Old Disney to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Disney or Old Disney, as the case may be, is itself recognized as a creditor of such subsidiary, in which case the claims of Disney or Old Disney, as the case may be, would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Disney or Old Disney.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities of a series may be issued solely as registered securities, solely as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Debt Securities." Unless otherwise indicated in an applicable Prospectus Supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof, and bearer securities will be issuable in denominations of $5,000 and $100,000.

    Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the applicable Indenture, bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any bearer security surrendered in exchange for a registered security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer securities may not be issued in exchange for registered securities.

    Debt Securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable Prospectus Supplement, registered securities may be presented for registration of transfer, at the office or agency of Disney designated as registrar or co-registrar with respect to any series of Debt Securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable
Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by Disney upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Disney intends to initially appoint the Trustee as registrar and the name of any different or additional registrar designated by Disney with respect to the Offered Debt Securities will be included in the Prospectus Supplement relating thereto. If a Prospectus Supplement refers to any transfer agents (in addition to the registrar) designated by Disney with respect to any series of Debt Securities, Disney may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as registered securities, Disney will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as bearer securities, Disney will be required to maintain (in addition to the registrar) a transfer agent in a Place of Payment for such series located outside the United States. Disney may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Indentures do not include covenants limiting the amount of indebtedness that may be incurred or otherwise restricting Disney's ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving Disney that may adversely affect the holders of the Debt Securities, if such transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable Prospectus Supplement, the Indentures do not afford the holders of the Debt Securities the right to require Disney to repurchase or redeem the Debt Securities in the event of a highly leveraged transaction. See "Mergers and Sale of Assets."

    In the event of any partial redemption of Debt Securities of any series, Disney will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption, and (b) if Debt Securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and of like tenor and principal amount that is immediately surrendered for redemption.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on registered securities will be made at the office of such paying agent or paying agents as Disney may designate from time to time, except that at the option of Disney payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as Disney may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, any payment of interest on any bearer securities will be made only against surrender of the coupon relating to such interest installment.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee will be designated as Disney's sole paying agent for payments with respect to Debt Securities which are issuable solely as registered securities and as Disney's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to any limitations described in any applicable Prospectus Supplement) which are issuable as bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by Disney for the Offered Debt Securities will be named in an applicable Prospectus Supplement. Disney may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if Debt Securities of a series are issuable only as registered securities, Disney will be required to maintain a paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as bearer securities, Disney will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described in the Indenture, but not otherwise), and (ii) a paying agent in a Place of Payment located outside the United States where Debt Securities of such series and any related coupons may be presented and surrendered for payment.

    All moneys paid by Disney to a paying agent for the payment of principal of or interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Disney, and the holder of such Debt Security or any coupon will thereafter look only to Disney for payment thereof.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole to the Depositary for such Debt Security or to a nominee or successor of such Depositary. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

GUARANTEES OF DEBT SECURITIES

    Under the terms of supplements to the Indentures that may be entered into from time to time and subject to the provisions thereof, Old Disney may, at its option, unconditionally guarantee to the holders from time to time of specified series of Debt Securities the full and prompt payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Any such guarantees (each, a "Debt Guarantee") will be unsecured obligations of Old Disney. Any right of payment of the holders of Senior Debt Securities under the related Debt Guarantee will be prior to the right of payment of the holders of Senior Subordinated Debt Securities or Subordinated Debt Securities under the related Debt Guarantee, and any right of payment of the holders of Senior Subordinated Debt Securities under the related Debt Guarantee will be prior to the right of payment of the holders of Subordinated Debt Securities under the related Debt Guarantee, in each case upon the terms set forth in the applicable Prospectus Supplement. The Debt Guarantees may be subordinated to other indebtedness and obligations of Old Disney to the extent set forth in the applicable Prospectus Supplement.

    If a Debt Guarantee is applicable to Debt Securities offered hereby, reference is made to the applicable Indenture and related supplemental indenture and the accompanying Prospectus Supplement for a description of the specific terms of such Debt Guarantee, including events of default relating thereto, the outstanding principal amount of indebtedness and other obligations that will rank senior to such Debt Guarantee and, where applicable, subordination provisions of such Debt Guarantee and covenants of the Guarantor.

MERGERS AND SALES OF ASSETS

    Disney may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than Disney) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of Disney under the Debt Securities and the Indenture, and (ii) immediately after giving effect to such transaction, no event which is, or after notice or passage of time or both would be, an Event of Default (any such event, a "Default") or Event of Default shall have occurred or be continuing under the Indenture. Upon the assumption of Disney's obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, Disney shall be discharged from all obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

    Each Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to each series of the Debt Securities outstanding thereunder individually, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) of the Debt Securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind such a declaration.

    Under each Indenture, an Event of Default is defined as, with respect to each series of Securities outstanding thereunder individually, any of the following: (i) default in payment of the principal of any Debt Security of such series; (ii) default in payment of any interest on any Debt Security of such series when due, continuing for 30 days (or 60 days, in the case of Senior Subordinated or Subordinated Debt Securities); (iii) failure by Disney to comply with its other agreements in the Debt Securities of such series or such Indenture for the benefit of the holders of Debt Securities of such series upon the receipt by Disney of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series and Disney's failure to cure such Default within 60 days after receipt by Disney of such notice; (iv) certain events of bankruptcy or insolvency; and (v) any other Event of Default set forth in an applicable Prospectus Supplement.

    The Trustee shall give notice to holders of the Debt Securities of any continuing Default known to the Trustee within 90 days after the occurrence thereof; PROVIDED, that the Trustee may withhold such notice, as to any Default other than a payment Default, if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; PROVIDED that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of Debt Securities, no holder will have any right to pursue any remedy with respect to the Indenture or the Debt Securities, unless
(i) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series;
(ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

    Notwithstanding the foregoing, the right of any holder of any Debt Security or coupon to receive payment of the principal of and interest in respect of such Debt Security or payment of such coupon on the date specified in such Debt Security or coupon representing such installment of interest as the fixed date on which an amount equal to the principal of such Debt Security or an installment of principal thereof or interest thereon is due and payable (the "Stated Maturity" or "Stated Maturities") or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive an existing Default with respect to such series and its consequences, other than
(i) any Default in any payment of the principal of, or interest on, any Debt Security of such series or (ii) any Default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each outstanding Debt Security of such series affected as described in "Modification and Waiver," below.

    Each Indenture provides that Disney shall deliver to the Trustee within 120 days after the end of each fiscal year of Disney (beginning with the fiscal year ending September 30, 1996) an officers' certificate stating whether or not the signers know of any Default that occurred during such period.

MODIFICATION AND WAIVER

    Disney and the Trustee may execute a supplemental indenture without the consent of the holders of the Debt Securities or any related coupons (i) to add to the covenants, agreements and obligations of Disney for the benefit of the holders of all the Debt Securities of any series or to surrender any right or power conferred in the Indenture upon Disney; (ii) to evidence the succession of another corporation to Disney and the assumption by it of the obligations of Disney under the Indenture and the Debt Securities; (iii) to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions (including restrictions relating to payment in the United States) on the payment of principal of or interest, if any, on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of Debt Securities in uncertificated form; (iv) to establish the form or terms of Debt Securities of any series or coupons as permitted by the Indenture; (v) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (vi) to cure any ambiguity, defect or inconsistency; (vii) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Debt Securities), PROVIDED that any such addition, change or elimination neither (a) applies to any Debt Security of any series created prior to the execution of such supplemental indenture and is entitled to the benefit of such provision nor (b) modifies the rights of the holder of any such Debt Security with respect to such provision; (viii) to secure the Debt Securities; or (ix) to make any other change that does not adversely affect the rights of any Securityholder.

    Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by such supplemental indenture, Disney and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Debt Securities or modify in any manner the rights of the holders of the Debt Securities of such series and any related coupons under such Indenture; PROVIDED that no such supplemental indenture will, without the consent of the holder of each such outstanding Debt Security affected thereby (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Debt Security or any premium payable upon redemption thereof, or reduce the amount of principal of any Debt Security that is a Discount Security and that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Debt Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of holders of Debt Securities of any series necessary to modify or amend such Indenture; (vi) modify the foregoing requirements or reduce the percentage in principal amount of outstanding Debt Securities of any series necessary to waive any covenant or past default; or (vii) in the case of Senior Subordinated or Subordinated Debt Securities, amend or modify any of the provisions of such Indenture relating to subordination of the Debt Securities in any manner adverse to the holders of such Debt Securities. Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive certain past Defaults and may waive compliance by Disney with certain of the restrictive covenants described above with respect to the Debt Securities of such series.

DISCHARGE AND DEFEASANCE

    Unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that Disney may satisfy and discharge obligations thereunder with respect to the Debt Securities of any series by delivering to the Trustee for cancellation all outstanding Debt Securities of such series or depositing with the Trustee, after such outstanding Debt Securities have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Debt Securities of such series and paying all other sums payable under the Indenture with respect to such series.

    In addition, unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that: Disney (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance") including those described under "Mergers and Sales of Assets" and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when Disney has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities are denominated to pay the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, Disney's delivery of an opinion of counsel that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. Upon such defeasance and discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

THE TRUSTEES

    The Senior Debt Securities Trustee is a national banking association, is a participating lender under various credit arrangements with Old Disney and its subsidiaries and is also the fiscal agent with respect to certain debt securities of Old Disney. The Senior Debt Securities Trustee is also an affiliate of the administrative agent under Disney's credit agreements. Each of the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee is a lender under Disney's credit agreements. Each Trustee will be permitted to engage in other transactions with Old Disney, Disney and each of their subsidiaries; HOWEVER, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

    Disney may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of Disney's Restated Certificate of Incorporation (the "Disney Certificate of Incorporation") and the Certificate of Designation relating to a specific series of the Preferred Stock (the "Certificate of Designation"), which will be in the form filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

    Under the Disney Certificate of Incorporation, Disney has the authority to issue 100,000,000 shares of Preferred Stock. The Board of Directors of Disney is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each such series voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as are permitted by the Delaware General Corporation Law.

    The Board of Directors of Disney shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of Disney, (iii) the dividend periods (or the method of calculation thereof),
(iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Disney and any other rights of the shares of such series upon any liquidation or winding-up of Disney, (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of Disney, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities, (viii) whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Preferred Stock represented by each depositary share (see "Description of Depositary Shares" below), (ix) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (x) any special United States Federal income tax considerations applicable to such series, and (xi) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of Disney out of funds of Disney legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time Disney has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, Disney may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by Disney.

    Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in common stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of Disney ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any common stock or any other capital stock of Disney ranking junior to or on a parity with the Preferred Stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Disney (except by conversion into or exchange for other capital stock of Disney ranking junior to the Preferred Stock of such series as to dividends) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of Disney ranking junior to the Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

LIQUIDATION RIGHTS

    Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of Disney, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of Disney available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of preferred stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of Disney's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Disney, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by Disney. Neither a consolidation or merger of Disney with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Disney.

VOTING RIGHTS

    Holders of Preferred Stock will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Disney at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock will have one vote for each share held.

    So long as any shares of any series of Preferred Stock remain outstanding, Disney shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of Disney upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of Disney's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized common stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

GUARANTEES OF PREFERRED STOCK

    Under the terms of a guarantee which Old Disney may, at its option, issue in favor of the holders of Preferred Stock, and subject to the provisions thereof, Old Disney may unconditionally guarantee to the holders from time to time of specified series or classes of Preferred Stock the full and prompt payment of dividend payments and payments upon liquidation or redemption or otherwise. Any such guarantees (each, a "Preferred Stock Guarantee") will be unsecured obligations of Old Disney. The Preferred Stock Guarantees may be subordinated to other indebtedness and obligations of Old Disney to the extent set forth in the applicable Prospectus Supplement.

    If a Preferred Stock Guarantee is applicable to Preferred Stock offered hereby, reference is made to the applicable accompanying Prospectus Supplement for a description of the specific terms of such Preferred Stock Guarantee and covenants, if any, of Old Disney.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable.

Shares of Preferred Stock redeemed or otherwise reacquired by Disney shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by Disney. The accompanying Prospectus Supplement will describe any material contractual restrictions on dividend payments.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Certificate of Incorporation or the applicable Certificate of Designation or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    Disney may, at its option, elect to offer fractional shares of the Preferred Stock of a series, rather than full shares of the Preferred Stock of such series. In the event such option is exercised, Disney will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among Disney, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Preferred Stock.

    The following description sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. The particular terms of the Depositary Shares to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in the applicable Prospectus Supplement. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement. The following summary of certain provisions of the Depositary Shares and Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms.

    Immediately following the issuance of shares of a series of Preferred Stock by Disney, Disney will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

    Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of Disney, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Disney's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Preferred Stock to the record holders of Depositary Shares relating to such series of Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of Disney, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

    The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by Disney or the Preferred Stock Depositary on account of taxes or other governmental charges.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. If Disney redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by Disney with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to Disney after a period of two years from the date such funds are so deposited.

VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and Disney will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such shares of Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder or upon his or her order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between Disney and the Preferred Stock Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by Disney at any time upon not less than 60 days prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding up of Disney and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    Disney will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. Disney will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of

Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Stock Depositary may resign at any time by delivering to Disney written notice of its election to do so, and Disney may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from Disney that are delivered to the Preferred Stock Depositary and which Disney is required to furnish to the holders of the Preferred Stock.

    The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

                            DESCRIPTION OF WARRANTS

GENERAL

    Disney may issue, together with other Securities or separately, warrants for the purchase of (i) Debt Securities ("Debt Warrants") or (ii) Preferred Stock ("Preferred Stock Warrants" and, together with the Debt Warrants, the "Warrants").

    The Warrants will be issued under Warrant Agreements (as defined below) to be entered into between Disney and a bank or trust company, as warrant agent (the "Warrant Agent"), all to be set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each Warrant (each a "Debt Securities Warrant Agreement" or "Preferred Stock Warrant Agreement," as the case may be, or collectively the "Warrant Agreements"), including the forms of certificates representing the Warrants ("Debt Warrant Certificates" or "Preferred Stock Warrant Certificates," as the case may be, or collectively, the "Warrant Certificates") reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. The following summary of certain provisions of the Warrants, Warrant Agreements and Warrant Certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreements and Warrant Certificates, including the definitions therein of certain terms.

DEBT WARRANTS

    GENERAL. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Securities Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (i) the designation, aggregate principal amount and terms of the

Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (ii) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (iii) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (v) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (vi) a discussion of the material United States Federal income tax considerations applicable to the exercise of Debt Warrants; (vii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (viii) call provisions of such Debt Warrants, if any; and (ix) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

    EXERCISE OF DEBT WARRANTS. Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus
Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Debt Warrants will become void.

    Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable
Prospectus Supplement, Disney will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

PREFERRED STOCK WARRANTS

    GENERAL. Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (i) the designation and terms of the shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (ii) the designation and terms of any related shares of Preferred Stock with which such Preferred Stock Warrants are issued and the number of such Preferred Stock Warrants issued with each such share of Preferred Stock; (iii) the date, if any, on and after which such Preferred Stock Warrants and the related shares of Preferred Stock will be separately tradeable;
(iv) the offering price of such Preferred Stock Warrants, if any; (v) the number of shares of Preferred Stock purchasable upon exercise of such Preferred Stock Warrants and the initial price at which such shares may be purchased upon exercise; (vi) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire; (vii) a discussion of the material United States Federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (viii) call provisions of such Preferred Stock Warrants, if any; and (ix) any other terms of the Preferred Stock Warrants.

    Preferred Stock Warrant Certificates will be exchangeable for new Preferred Stock Warrant Certificates of different denominations and Preferred Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Preferred Stock Warrants, holders of Preferred Stock Warrants will not have any of the rights of holders of Preferred Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Preferred Stock purchasable upon such exercise.

    EXERCISE OF STOCK WARRANTS. Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Preferred Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Preferred Stock Warrants will become void.

    Preferred Stock Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants. Upon receipt of payment and the Preferred Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, Disney will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

                              PLAN OF DISTRIBUTION

    Disney may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement. Securities offered pursuant to a particular Prospectus Supplement are referred to herein as "Offered Securities."

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Disney also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Disney in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by Disney to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Disney and, under certain circumstances, Old Disney, to indemnification against and contribution toward certain civil liabilities, including liabilities, under the Securities Act, and to reimbursement by Disney and, under certain circumstances, Old Disney for certain expenses.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Disney will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    If so indicated in an applicable Prospectus Supplement, Disney will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from Disney at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Disney. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, Disney shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    The Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the Securities.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the Securities being offered hereby will be passed upon for Disney and Old Disney by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and related schedules of Old Disney incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements and related schedule of Capital Cities incorporated in this Prospectus by reference to the Capital Cities Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports, given upon the authority of said firm as experts in auditing and accounting.

                                  THE COMPANY

                            THE WALT DISNEY COMPANY
                          500 SOUTH BUENA VISTA STREET
                           BURBANK, CALIFORNIA 91521

                             TRUSTEE, REGISTRAR AND
                                  PAYING AGENT

                                 CITIBANK, N.A.
                                120 WALL STREET
                            NEW YORK, NEW YORK 10043

                            LUXEMBOURG LISTING AGENT

                           CITIBANK (LUXEMBOURG) S.A.
                         58, BOULEVARD GRANDE-DUCHESSE
                                   CHARLOTTE
                               L-1330 LUXEMBOURG

                                 LEGAL ADVISORS

          TO THE COMPANY:                    TO THE UNDERWRITERS:

  SKADDEN, ARPS, SLATE, MEAGHER &                BROWN & WOOD
               FLOM                        10900 WILSHIRE BOULEVARD
      300 SOUTH GRAND AVENUE                      SUITE 1100
            SUITE 3400                   LOS ANGELES, CALIFORNIA 90024
   LOS ANGELES, CALIFORNIA 90071

                 INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY

                              PRICE WATERHOUSE LLP
                             1880 CENTURY PARK EAST
                                   SUITE 1600
                         LOS ANGELES, CALIFORNIA 90067

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                ---------
Summary of the Offering.......................        S-3
The Company...................................        S-5
Use of Proceeds...............................        S-8
Capitalization................................        S-8
Summary Historical Financial Information......        S-9
Unaudited Pro Forma Combined Condensed
 Financial Statements.........................       S-11
Description of the Notes......................       S-17
Certain United States Federal Tax
 Considerations To United States
 Aliens.......................................       S-26
Underwriting..................................       S-28
Notice to Canadian Residents..................       S-30
General Information...........................       S-30
Legal Matters.................................       S-31
                       PROSPECTUS
Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
Business of Disney............................          4
The Acquisition...............................          5
Use of Proceeds...............................          7
Ratios of Earnings to Fixed Charges...........          7
Description of the Debt Securities............          8
Description of Preferred Stock................         16
Description of Depositary Shares..............         19
Description of Warrants.......................         22
Plan of Distribution..........................         24
Legal Matters.................................         25
Experts.......................................         25

                              U.S. $2,600,000,000

                            THE WALT DISNEY COMPANY

                              U.S. $1,300,000,000
                              6 3/8% SENIOR NOTES
                               DUE MARCH 30, 2001

                              U.S. $1,300,000,000
                              6 3/4% SENIOR NOTES
                               DUE MARCH 30, 2006

                                 --------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.
                                CS FIRST BOSTON

                                 MARCH 22, 1996

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                                               [LOGO] PRINTED ON RECYCLED PAPER.